UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

Amendment No. 3

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Check the appropriate box:
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☐    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

Emergent Capital, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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EMERGENT CAPITAL, INC.
5355 Town Center Road, Suite 701
Boca Raton, Florida 33486
(561) 995-4200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TBD

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Emergent Capital, Inc., a Florida corporation (the “Company”), will be held at 10:00 a.m. (ET) on TBD at the offices of Emergent Capital, Inc. located at 5355 Town Center Road, Suite 701, Boca Raton, FL 33486, for the following purposes:

1.
To elect James Chadwick, Michael Crow, Andrew Dakos, Phillip Goldstein, Gerald Hellerman, Antony Mitchell and Gilbert Nathan to our Board of Directors until the next annual meeting of shareholders and their successors have been elected and qualified;

2.	To vote on an advisory resolution on the compensation of certain of the Company’s executive officers;

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;

4.	To vote on an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of the Company's common stock; and

5.	To approve an amendment to the Company’s Amended and Restated 2010 Omnibus Incentive Plan (the “Plan”), including an increase to the total number of shares authorized under the Plan; and

6.	To transact such other business as may properly come before the Annual Meeting or any postponement, continuation or adjournment thereof.
Only shareholders of record as of the close of business on TBD will be entitled to attend and vote at the Annual Meeting and at any postponement, continuation or adjournment thereof. It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting in person, please authorize your proxy by internet, telephone, or, if you utilize the paper copy of the proxy card, by marking, signing, dating and returning your proxy card as promptly as possible, so that your shares will be represented at the Annual Meeting. If you utilize the enclosed proxy card, no postage is required if mailed in the United States. You may revoke your proxy at any time before it has been voted. This Notice, the Proxy Statement, the proxy card and the Company’s 2016 Annual Report are first being sent on or about TBD to the holders of the Company’s common stock as of the close of business on TBD.

By Order of the Board of Directors,

Christopher O'Reilly
General Counsel and Secretary
Dated: TBD

EMERGENT CAPITAL, INC.
5355 Town Center Road, Suite 701
Boca Raton, Florida 33486
(561) 995-4200

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD [TBD]

The Company will hold its 2017 Annual Meeting of Shareholders (the “Annual Meeting”) at 10:00 a.m. (ET) on [TBD], 2017 at the offices of Emergent Capital, Inc. located at 5355 Town Center Road, Suite 701, Boca Raton, FL 33486. This Proxy Statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use at the meeting, and at any continuation, postponement or adjournment of the Annual Meeting. The Notice of Meeting, this Proxy Statement, the proxy card and a copy of the Company’s 2016 Annual Report are first being sent on or about TBD to the holders of the Company’s common stock as of the close of business on the record date, TBD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON [ TBD ], 2017
The Company’s Proxy Statement and 2016 Annual Report are available at
www.astproxyportal.com/ast/16911/
Shareholders may receive directions to attend the meeting in person by calling Mr. David Sasso at 561-995-4300 or by emailing ir@emergentcapital.com.

ABOUT THE ANNUAL MEETING
What are the matters to be voted on at the Annual Meeting?
At the meeting, you will be entitled to vote on the following proposals:

1.
To elect James Chadwick, Michael Crow, Andrew Dakos, Phillip Goldstein, Gerald Hellerman, Antony Mitchell and Gilbert Nathan to our Board of Directors until the next annual meeting of shareholders and their successors have been elected and qualified;

2.	To vote on an advisory resolution on the compensation of certain of the Company’s executive officers;

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;

4.	To vote on an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of the Company's common stock;

5.	To approve an amendment to the Company’s Amended and Restated 2010 Omnibus Incentive Plan, including an increase to the total number of shares authorized under the Plan; and

6.	To transact such other business as may properly come before the Annual Meeting or any postponement, continuation or adjournment thereof.
We are not aware of any other business to be brought before the meeting. If any additional business is properly brought before the meeting, the designated officers serving as proxies will vote in accordance with their best judgment.

How does the Board recommend that I vote?
The Board recommends that you vote your shares as follows:

•	“FOR” the election of each of the nominees for director named in this Proxy Statement;

•	“FOR” the advisory resolution on the compensation of certain of the Company’s executive officers;

•	“FOR” the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;

•	"FOR" the approval of the amendment to the Company's Articles of Incorporation to increase the number of authorized shares of the Company's common stock; and

•	“FOR” the approval of the amendment to the Company’s Amended and Restated 2010 Omnibus Incentive Plan, including an increase to the total number of shares authorized under the Plan.
Who is entitled to vote?
Shareholders as of the close of business on TBD (the “Record Date”) may vote at the Annual Meeting. You have one vote for each director nominee and for each other proposal to be voted on at the Annual Meeting with respect to each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”); and

•
Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or other nominee how to vote their shares.

At the close of business on the Record Date, 28,413,844 shares of our outstanding common stock were entitled to vote at the Annual Meeting.
What is a “broker non-vote”?
If your bank, broker or other nominee does not receive instructions from you on how to vote your shares and does not have discretion to vote on a proposal because it is a non-routine item, the broker may return the proxy without voting on that proposal. This is known as a “broker non-vote.” Brokers generally have discretionary authority to vote on the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm. Brokers, however, do not have discretionary authority to vote on the other matters scheduled to be voted upon at the Annual Meeting.
What constitutes a quorum?
In order to conduct business and have a valid vote at the Annual Meeting a quorum must be present in person or represented by proxy. A majority of the votes entitled to be cast on the business properly brought before the Annual Meeting must be represented in person or by proxy to constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum.
How many votes are required to approve each proposal?
Proposal 1: Directors will be elected by a plurality of the votes cast at the Annual Meeting. Only votes cast “FOR” a nominee will be counted in the election of directors. There is no cumulative voting. Proxy cards specifying that votes should be withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees. Broker non-votes will have no effect on the election of directors. Our Board has adopted a “majority vote policy.” Under this policy, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance and Nominating Committee will promptly consider the tendered resignation and make a recommendation to the Board whether to accept or reject the resignation.
Proposal 2: The advisory vote on executive compensation will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions and broker non-votes are not considered a vote cast and therefore will have no effect on the outcome of this matter. Because your vote on this matter is advisory, it will not be binding on the Company or the

Board. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Proposal 3: The ratification of the selection of Grant Thornton LLP will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions are not considered a vote cast and therefore will have no effect on the outcome of the ratification. Because brokers have discretionary authority to vote on the ratification, we do not expect any broker non-votes in connection with the ratification.
Proposal 4: The vote on the approval of the amendment to the Company's Articles of Incorporation to increase the number of authorized shares of the Company's common stock will be approved if the votes case favoring the action exceed the votes cast opposing the action. Abstentions and broker non-votes are not considered a vote cast and therefore will have no effect on the outcome of this matter.

Proposal 5: The vote on the approval of the amendment to the Company’s Amended and Restated 2010 Omnibus Incentive Plan, including an increase to the total number of shares authorized under the Plan will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions and broker non-votes are not considered a vote cast and therefore will have no effect on the outcome of this matter.
How are proxies being solicited?
Proxies may be solicited on behalf of our Board by mail, personally, by telephone, by facsimile or by email or other electronic transmission by directors, officers or other employees of the Company. The Company will pay the cost of soliciting proxies on its behalf. The Company may also pay brokers or nominees holding common stock of the Company in their names or in the names of their principals for their reasonable expenses in sending solicitation material to their principals.

How do I vote my shares without attending the Annual Meeting?
If you are a registered shareholder you may vote by granting a proxy using any of the following methods:

•	By Internet —If you have internet access, by submitting your proxy by following the instructions included on the enclosed proxy card.

•	By Telephone —By submitting your proxy by following the telephone voting instructions included on the enclosed proxy card.

•
By Mail —By completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the proxy card in the envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Time) on [TBD], 2017 for the voting of shares held by shareholders of record. Mailed proxy cards should be returned in the envelope provided to you with your proxy card, and must be received by [TBD], 2017.
Your vote is important and we strongly encourage you to vote your shares by following the instructions provided on the enclosed proxy card. Please vote promptly.
If your shares are held in street name, your bank, broker or other nominee should give you instructions for voting your shares. In these cases, you may be able to vote via the internet or by telephone, or by mail by submitting a voting instruction form by the indicated deadline.
Our Board of Directors has designated our Chief Executive Officer, Antony Mitchell, and our General Counsel and Secretary, Christopher O'Reilly, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf.
How do I vote my shares in person at the Annual Meeting?
First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a shareholder of record you may vote by ballot at the Annual Meeting. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares, which must be submitted with your ballot at the meeting.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance so that your vote will be counted in case you later decide not to attend the Annual Meeting as well as to speed the tabulation of votes.
What does it mean if I receive more than one proxy card on or about the same time?
It generally means you hold shares registered in more than one account. In order to vote all of your shares, please sign and return each proxy card or, if you vote via the internet or telephone, vote once for each proxy card you receive.
May I change my vote or revoke my proxy?
Yes. Whether you have voted via the internet, telephone or mail, if you are a shareholder of record, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to our Secretary, provided such statement is received at or prior to the Annual Meeting;

•	Submitting a vote at a later time via the internet or telephone before the closing of those voting facilities;

•	Submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

•	Attending the Annual Meeting and voting in person.
If you hold shares in street name, you may submit new voting instructions or revoke your voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares, which must be submitted with your ballot at the meeting. Only the latest validly executed proxy that you submit will be counted.
How do I gain admittance to the Annual Meeting?
Only our shareholders on the Record Date and invited guests of the Company will be permitted to attend the Annual Meeting. To gain admission, you must present a government-issued form of identification. If you are a shareholder of record, your name will be checked against our list of shareholders of record on the Record Date. If you hold shares in street name, you must present proof of your ownership of the Company’s shares on the Record Date in order to be admitted to the Annual Meeting.
Will any other matters be decided at the Annual Meeting?
We are currently unaware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the proxyholders will have the discretion to vote on those matters for you should you submit a proxy.
Where can I find the voting results of the Annual Meeting?
The Company intends to announce the preliminary voting results at the Annual Meeting and publish the final results in a Form 8-K within four business days following the Annual Meeting.
What should I do if I have other questions?
If you have any questions or require any assistance with voting your shares, please contact our General Counsel and Secretary, Christopher O'Reilly, toll free at 1-888-364-6775.

ITEM 1—ELECTION OF DIRECTORS
Our Articles of Incorporation provide that our Board is to be comprised of a minimum of three (3) and a maximum of fifteen (15) directors, as determined from time to time in accordance with our Bylaws. Currently, our Board consists of seven (7) directors. The Board, upon recommendation of the Corporate Governance and Nominating Committee of the Board, unanimously nominated the seven director nominees listed below for election to the Board at the Annual Meeting. All nominees currently serve as members of the Board. Following the Annual Meeting, assuming all of the director nominees are re-elected, our Board will consist of seven (7) directors.
Directors elected at the Annual Meeting will be elected to hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.
In connection with the Transaction described under Item 4 below, and following its consummation, PJC (as defined below) will be entitled to appoint four directors to the Board and certain holders of our Senior Convertible Notes will be entitled to appoint one director to the Board. As a result, at least five members of the Board may be asked to resign their Board seats following the consummation of the Transaction, notwithstanding this election at the Annual Meeting. All of our current Board members have indicated that they are willing to resign if requested to do so by each of PJC or certain holders of our Senior Convertible Notes.
See "Reason for Amended Articles - Description of Recapitalization Transaction" to "Item 4 - Vote to Approve the Amendment to the Articles of Incorporation" for additional information.
Director Nominees
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL OF THE NOMINEES NAMED BELOW.

Name	Age	Position
James Chadwick	43	Director
Michael Crow	54	Director
Andrew Dakos	51	Director
Phillip Goldstein	72	Chairman of the Board
Gerald Hellerman	79	Director
Antony Mitchell	52	Director & Chief Executive Officer
Gilbert Nathan	37	Director
Set forth below is a brief description of the business experience of each of our director nominees, as well as certain specific experiences, qualifications and skills that led to the Board’s conclusion that each of the directors set forth below is qualified to serve as a director.
James Chadwick
Mr. Chadwick became a member of our Board of Directors in June 2013. Mr. Chadwick is a portfolio manager and Director of Alternative Investments at Ancora Advisors LLC. Mr. Chadwick served as a Managing Director of the private equity firm Harlingwood Equity Partners LP from 2009-2013. From January 2006 to December 2008, Mr. Chadwick was the Managing Partner of Chadwick Capital Management. Mr. Chadwick serves on the board of directors of Stewart Information Services Corp and Riverview Bancorp, Inc. We believe that Mr. Chadwick is qualified to serve on our Board of Directors because of his financial expertise and varied experience in strategic investments.
Michael Crow
Mr. Crow became a member of our Board of Directors upon the consummation of our initial public offering in February of 2011. Mr. Crow was President and Chief Executive Officer of Ability Reinsurance Holdings Limited, a holding company that, through its subsidiaries, provided reinsurance, administrative and risk management solutions to health and life insurance companies and reinsurance companies, from September 2007 to August 2015. From September 2007 to November 2014, Mr. Crow also served as President and Chief Executive Officer of Ability Reinsurance (Bermuda) Limited, a life reinsurance company he founded in 2007 concentrating on long-term care and disability reinsurance, which was acquired by Front Street Re (Cayman) Ltd in November 2014. From June 2008 to September 2011, Mr. Crow also served as Vice President of Proverian Capital, an underwriter of life settlements. From June 1998 to March 2003, Mr. Crow served as Vice President and Senior Vice

President at Centre Group in Hamilton, Bermuda, with respect to its life reinsurance and life settlement business and continued until May 2005 as an actuarial consultant advising Centre Group. Mr. Crow was selected to serve on our Board of Directors because of his experience in the life insurance and life settlement industry as well as his prior work as an actuarial consultant.
Andrew Dakos
Mr. Dakos became a member of our Board of Directors in August 2012. In 2001, Mr. Dakos joined what is now Bulldog Investors, a value oriented group of private investment funds that invest primarily in closed-end funds, small cap operating companies, special purpose acquisition companies, and special situations. In 2009, Mr. Dakos and his business partners formed Brooklyn Capital Management, LLC (N/K/A Bulldog Investors, LLC), an SEC-registered investment adviser that serves as the investment adviser to: the Bulldog Investors group of private investment funds; Special Opportunities Fund, Inc., a registered closed-end investment company; and certain other private investment funds and managed accounts. Mr. Dakos is currently the President and a director of Special Opportunities Fund and serves as a director of Crossroads Capital, Inc. Mr. Dakos graduated from the University of Delaware in 1988 with a BS in Business Administration, Finance concentration. We believe that Mr. Dakos is qualified to serve on our Board of Directors because of his broad business experience.
Phillip Goldstein
Mr. Goldstein became a member of our Board of Directors and its Chairman in August 2012. In December 1992, he co-founded what is now Bulldog Investors, a value oriented group of private investment funds that invest primarily in closed-end funds, small cap operating companies, special purpose acquisition companies, and special situations. In 2009, Mr. Goldstein and his business partners formed Brooklyn Capital Management, LLC (N/K/A Bulldog Investors, LLC), an SEC-registered investment adviser that serves as the investment adviser to: the Bulldog Investors group of private investment funds; Special Opportunities Fund, Inc., a registered closed-end investment company; and certain other private investment funds and managed accounts. Mr. Goldstein has served as a director of a number of closed-end funds and is currently a director of the Mexico Equity & Income Fund, Special Opportunities Fund and MVC Capital. Mr. Goldstein has a Bachelor of Engineering degree from the University of Southern California and a Master of Engineering degree from C.C.N.Y. We believe that Mr. Goldstein is qualified to serve on our Board of Directors because of his long and varied experience in strategic investments.
Gerald Hellerman
Mr. Hellerman became a member of our Board of Directors in August 2012. Mr. Hellerman owned and served as Managing Director of Hellerman Associates, a financial and corporate consulting firm, since the firm’s inception in 1993 until year-end 2013. Mr. Hellerman currently serves as a director and chairman of the Audit Committee for MVC Capital, Inc., as a director and chief compliance officer for The Mexico Equity and Income Fund, Inc., as a director and chief compliance officer for Special Opportunities Fund, Inc. and as a director and chairman of the Audit Committee for Crossroads Capital, Inc. Mr. Hellerman also served as a financial analyst and later as a branch chief with the U.S. Securities & Exchange Commission over a ten-year period, as Special Financial Advisor to the U.S. Senate Subcommittee on Antitrust and Monopoly for four years, and as the Chief Financial Analyst of the Antitrust Division of the U.S. Department of Justice for 17 years. Mr. Hellerman has a Bachelor of Arts, Economics, and an M.B.A., Finance concentration, from the University of Massachusetts. We believe that Mr. Hellerman is qualified to serve on our Board of Directors because of his financial expertise, broad business experience and his experience as a director of numerous other companies.
Antony Mitchell
Mr. Mitchell has served as our Chief Executive Officer since February of 2007 and, prior to August 14, 2012, also served as our chairman. From 2001 to January 2007, Mr. Mitchell was Chief Operating Officer and Executive Director of Peach Holdings, Inc., a holding company which, through its subsidiaries, was a provider of specialty factoring services. Mr. Mitchell was also a co-founder of Singer Asset Finance Company, LLC (a subsidiary of Enhance Financial Services Group Inc.) in 1993, which was involved in acquiring insurance policies, structured settlements and other types of receivables. From June 2009 to November 2009, Mr. Mitchell was the Chair of the Board of Polaris Geothermal, Inc., which focuses on the generation of renewable energy projects. From 2007 to 2016, Mr. Mitchell served as a director (being appointed Chair of the Board of Directors in 2015 and formerly the Executive Chair of the Board from 2010 to 2015) of Polaris Infrastructure. Inc., a renewable energy company listed on the Toronto Stock Exchange. From October 2013 through 2015, Mr. Mitchell also served as interim chief executive officer of DRB Capital, the purchaser of our structured settlement business, pursuant to a transition services arrangement. Mr. Mitchell’s qualifications to serve on our Board include his knowledge of our company and the specialty finance industry and his years of leadership at our company.

Gilbert Nathan
Mr. Nathan joined our Board of Directors in October 2015. He currently serves as the managing member at Jackson Square Advisors. Mr. Nathan currently serves as the liquidating trustee and a director of BPZ Energy Liquidating Trust. Previously, Mr. Nathan was a Senior Analyst with Candlewood Investment Group and prior to that, he was a principal with Restoration Capital Management. We believe that Mr. Nathan is qualified to serve on our Board of Directors because of his financial expertise and varied experience in strategic investments.

EXECUTIVE OFFICERS
Set forth below is information regarding the Company’s current executive officers who are not also directors. There are no family relationships among any of our current directors or executive officers.

Miriam Martinez	Senior Vice President and CFO
Age: 60	Executive Officer Since: 2012
Ms. Martinez has served as our Senior Vice President and Chief Financial Officer since October of 2016. Prior to that, she was our Senior Vice President of Finance and Operations from September 2010 until October 2016. She primarily oversees the day to day financial, accounting and human resource activities of the Company. Ms. Martinez joined the Company in September 2010 prior to our initial public offering. From the period of 2006 to February 2010, Ms. Martinez served as Regional President and Chief Financial Officer of Qimonda N.A. a U.S. subsidiary of a German memory chip manufacturer. From 2000 to 2006, Ms. Martinez was Chief Financial Officer of Infineon N.A., a U.S. subsidiary of a German-based global semiconductor company. Ms. Martinez has also held executive positions at Siemens and White Oak Semiconductor, a joint venture between Siemens and Motorola. Ms. Martinez has a Bachelor of Accounting degree from Pace University and an MBA from Nova University. She has also completed the Siemens Executive MBA Program with Duke University.

Christopher O'Reilly	General Counsel and Secretary
Age: 45	Executive Officer Since: 2016

Mr. O’Reilly joined Emergent Capital as senior corporate counsel in December of 2010. He was promoted to associate general counsel in January 2012, and has been general counsel since May 2016. He is responsible for all legal matters and advises the executive team and Board of Directors on litigation and regulatory issues, policy acquisitions, reporting and corporate governance. Previously, Mr. O’Reilly was a member of the dispute resolutions group at the law firm of White & Case LLP. Earlier in his career, he practiced in the litigation and real estate transaction groups of Sullivan & Cromwell LLP. Mr. O’Reilly received a Bachelor of Arts from Duke University, and received a Juris Doctor, with honors, from Rutgers Law School. Prior to attending law school, Mr. O’Reilly served six years as an officer in the United States Navy.

David Sasso	Senior Vice President of Corporate Development and Investor Relations
Age: 43	Executive Officer Since: 2015
Mr. Sasso joined the Company in 2011 and has been the Senior Vice President of Corporate Development and Investor Relations since 2015. Previously, Mr. Sasso served as senior consultant at American Capital Ventures, where he worked with several small cap growth companies and also served as vice president of investor relations and corporate communications at Transax International, a network solutions provider for the healthcare sector, where he oversaw all public and investor relations efforts. Earlier in his career, Mr. Sasso was director of investor relations at MKTG services and vice president at the Abernathy MacGregor group, a financial communications agency. Mr. Sasso has a Bachelor of Arts degree in English and Italian from the State University of New York at Albany.

CORPORATE GOVERNANCE
The Board of Directors
The Board is presently comprised of seven directors. Our common stock is listed on the OTCQB Tier of the OTC Markets Group, Inc. (“OTCQB”). The OTCQB does not have any director independence standards. Therefore, pursuant to the regulations promulgated by the SEC under the Securities Exchange Act of 1934, as amended, we have adopted the definition of independent director as described under Rule 303A.02 of the New York Stock Exchange (“NYSE”). Our Board has determined that six directors are independent under the rules of the NYSE. The independent directors are James Chadwick, Michael Crow, Andrew Dakos, Phillip Goldstein, Gerald Hellerman and Gilbert Nathan. The Board has set the number of directors at seven (7) effective as of the date of the Annual Meeting.
Board Leadership Structure and Role in Risk Oversight
The Board is responsible for the overall stewardship of the Company. The Board discharges this responsibility directly and indirectly through delegation of specific responsibilities to its committees, the Chairman of the Board and officers of the Company. The Board has established five standing committees to assist with its responsibilities: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Special Committee, and the Strategic Risk Oversight Committee. The Special Committee was formed to oversee developments related to the analysis of any potential transactions that could involve a change in control of the Corporation or any strategic alternatives. The Strategic Risk Oversight Committee was formed to oversee development related to certain litigation and investigations.
The Company’s Bylaws require the Board to elect a Chair, who presides at the meetings of the Board. If the Chair is an employee of the Company, the Company’s Bylaws require the Board to elect a Lead Director as well, who presides at executive sessions of our independent directors. The Board currently believes that the Company and its shareholders are best served by having a non-employee director, Mr. Goldstein, as its Chair of the Board. As a result, the Board does not currently have a Lead Director. We believe our current leadership structure is the optimal structure for us at this time and recognize that different board leadership structures may be appropriate in different situations.
The Board recognizes the importance of appropriate oversight of potential business risks in running a successful operation and meeting its fiduciary obligations to our business and our shareholders. While our senior executives, including the Chief Executive Officer and Chief Financial Officer, are responsible for the day-to-day assessment and management of business risks, the Board maintains responsibility for creating an appropriate culture of risk management and setting a proper “tone at the top.” In this role, the Board, directly and through its committees, takes an active role in overseeing our aggregate risk potential and in assisting our executives with addressing specific risks, including competitive, legal, regulatory, operational and financial risks. The Board does not believe that its role in the oversight of the Company’s risks affects the Board’s leadership structure.
Majority Voting Policy
Directors are elected by a plurality of votes cast by shares entitled to vote at each Annual Meeting. However, our Board has adopted a “majority voting policy.” Under this policy, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance and Nominating Committee will promptly consider the tendered resignation and make a recommendation to the Board whether to accept or reject the resignation.
Factors that the committee and Board will consider under this policy may include:

•	the stated reasons why votes were withheld from the director and whether those reasons can be cured;

•	the director’s length of service, qualifications and contributions as a director;

•	OTCQB listing requirements; and

•	our Corporate Governance Guidelines.
Any director who tenders his or her resignation under this policy will not participate in the committee recommendation or Board action regarding whether to accept the resignation offer. If all of the members of the Corporate Governance and Nominating Committee receive a majority withheld vote at the same election, then the independent directors who do not receive a majority withheld vote will appoint a committee from among themselves to consider the resignation offers and recommend to the Board whether to accept such resignations.

Resignation Tendered In Advance
Our Bylaws provide that, as a condition to being nominated to the Board or re-nominated for continued service on the Board, the director or director nominee must sign and deliver to the Board an irrevocable letter of resignation. The letter will be deemed tendered upon its acceptance by a majority of the disinterested members of the Board after a finding that, in connection with the performance of the director’s duties to the Company, the director either substantially participated in a breach of fiduciary duty arising from a material violation of a United States federal or state law or a regulation, or recklessly disregarded his or her duty to exercise reasonable oversight.
Board Committee Composition
Each of the standing committees maintains a written charter detailing its authority and responsibilities. These charters are reviewed and updated periodically as legislative and regulatory developments and business circumstances warrant. These committee charters are available on our website at www.emergentcapital.com in the Investors Relations section, under the Corporate Governance tab. Certain of our corporate governance policies continue to refer to and generally apply listing rules of the NYSE. On January 24, 2017, we filed a Form 25 with the Securities and Exchange Commission formally delisting our common stock from the NYSE. Since then, our common stock has continued trading on the OTCQB. References to NYSE and the NYSE listing rules in this Proxy Statement or our corporate governance policies do not imply any connection to the NYSE or any prospect that our common stock will commence trading on the NYSE in the future.
The following table sets forth the membership of the Board’s committees at April 15, 2017:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Strategic Risk Oversight Committee	Special Committee
James Chadwick	X
Michael A. Crow	X	X	X
Andrew Dakos		CHAIR	X	X	X
Phillip Goldstein		X	CHAIR	CHAIR
Gerald Hellerman	CHAIR	X	X	X	X
Gilbert Nathan	X				CHAIR
Meetings
The Board and the standing committees met as follows during the year ended December 31, 2016:

Name	Number of Meetings
Board of Directors	12
Audit Committee	4
Compensation Committee	3
Corporate Governance and Nominating Committee	4
Special Committee	8
Strategic Risk Oversight Committee	16

The non-management directors also meet routinely in executive session in connection with regular meetings of the Board.
Currently, we do not maintain a formal policy regarding director attendance at the Annual Meeting of Shareholders; however, it is expected that absent compelling circumstances directors will attend. During 2016, each director attended at least 75% of the board meetings and meetings of committees on which the director served.
The Audit Committee
The Audit Committee consists of Messrs. Hellerman, Chadwick, Crow and Nathan, with Mr. Hellerman serving as chair. Our Board has determined that Messrs. Hellerman and Chadwick are audit committee financial experts as defined under the rules of the SEC, and all Audit Committee members are independent under the applicable listing standards of the NYSE and applicable rules of the SEC. The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements.
The Audit Committee has sole authority for the appointment, compensation and oversight of the work of our independent registered public accounting firm, and responsibility for reviewing and discussing with management and our independent registered public accounting firm our audited consolidated financial statements included in our Annual Report on Form 10-K, our interim financial statements and our earnings press releases. The Audit Committee also reviews the independence and quality control procedures of our independent registered public accounting firm, reviews management’s assessment of the effectiveness of internal controls, discusses with management the Company’s policies with respect to risk assessment and risk management and reviews the adequacy of its charter on an annual basis.
The Compensation Committee
The Compensation Committee consists of Messrs. Dakos, Crow, Goldstein and Hellerman, with Mr. Dakos serving as chair. Our Board has determined that all Compensation Committee members are independent under the applicable listing standards of the NYSE and applicable rules of the SEC. The Compensation Committee establishes, administers and reviews our policies, programs and procedures for compensating our executive officers and directors.
The Compensation Committee is generally responsible for: (a) assisting our Board in fulfilling its fiduciary duties with respect to the oversight of the Company’s compensation plans, policies and programs, including assessing our overall compensation structure, reviewing all executive compensation programs, incentive compensation plans and equity-based plans, and determining executive compensation; (b) reviewing the adequacy of the Compensation Committee Charter on an annual basis; (c) evaluating the Chief Executive Officer’s performance in light of corporate goals and objectives relevant to compensation; (d) reviewing the performance of the Company’s executive officers and determining and approving such executive officers’ compensation; (e) making recommendations to the Board with respect to incentive-compensation plans and equity-based plans; (f) administering the Company’s equity compensation plans, and granting awards under such plans; (g) overseeing the administration of the Company’s employee benefit plans; (h) overseeing regulatory compliance with respect to compensation matters; and (i) reviewing and approving employment or severance arrangements with senior management.
The Compensation Committee maintains a subcommittee consisting of Messrs. Crow and Hellerman to consider the potential effects of Section 162(m) of the Internal Revenue Code (the “Code”) on compensation matters. For a discussion of the Compensation Committee’s processes and procedures for considering and determining compensation for our executive officers, please see the “Compensation Discussion and Analysis” section below.
The Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee (the “CGN Committee”) consists of Messrs. Goldstein, Crow, Dakos and Hellerman, with Mr. Goldstein serving as chair.
The CGN Committee is responsible for: (a) developing and recommending corporate governance principles and procedures applicable to our board and employees; (b) recommending committee composition and assignments; (c) overseeing periodic self-evaluations by the board, its committees, individual directors and management with respect to their respective performance; (d) identifying individuals qualified to become directors; (e) recommending director nominees; (f) assisting in board succession planning; (g) recommending whether incumbent directors should be nominated for re-election to our board; and (h) reviewing the adequacy of its charter on an annual basis.
The CGN Committee considered whether to engage a third party to assist in the oversight of the evaluations under the CGN Committee’s purview and, based on the Company’s present circumstances, believes that the Company and its shareholders are currently best served without engaging a third party.
The Special Committee
The Special Committee of the Board (the "Special Committee") consists of Messrs. Nathan, Hellerman and Dakos with Mr. Nathan serving as chair.
The Special Committee is responsible for: (a) reviewing the terms, conditions, and other details of any potential transaction; (b) overseeing the provision of confidential information to third parties; (c) negotiating or supervising the negotiations in respect of any potential transaction in a manner advisable to the Committee; and (d) considering other matters related or reasonably ancillary to a potential transaction.

The Strategic Risk Oversight Committee
The Strategic Risk Oversight Committee (the “Risk Committee”) consists of Messrs. Goldstein, Dakos and Hellerman, with Mr. Goldstein serving as chair.
The Risk Committee is responsible for: (a) reviewing actions proposed and taken by management in any areas of strategic risk as deemed appropriate by the Risk Committee; and (b) reviewing other areas of material risk, including litigation, as appropriate or as requested by the Board.
Selection and Evaluation of Director Candidates
In searching for qualified director candidates for election to the Board and to fill vacancies on the Board, the CGN Committee may solicit current directors for the names of potentially qualified candidates and may ask directors to pursue their own business contacts for the names of potentially qualified candidates. The CGN Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates and will consider suggestions from shareholders for nominees for election as directors and evaluate such suggested nominees on the same terms as candidates identified by directors, outside advisors or search firms selected by the CGN Committee. The CGN Committee and the Board have not established a formal policy with regard to the consideration of director candidates recommended by shareholders. This is due to the following factors: (i) the limited number of such recommendations, (ii) the need to evaluate such recommendations on a case-by-case basis, and (iii) the expectation that recommendations from shareholders would be considered in the same manner as recommendations by a director or an officer of the Company.
Any shareholder who wishes to recommend a candidate to the CGN Committee for consideration as a director nominee should provide the Company with the following information: (a) the suggested candidate’s biographical data (including business experience, service on other boards, and academic credentials), (b) all transactions and relationships, if any, between the recommending shareholder or such candidate, on the one hand, and the Company or its management, on the other hand, as well as any relationships or arrangements, if any, between the recommending shareholder and the candidate and any other transactions or relationships of which the Board should be aware in order to evaluate such candidate’s potential independence as a director, (c) details of whether the candidate or the recommending shareholder is involved in any on-going litigation adverse to the Company or is associated with an entity which is engaged in such litigation and (d) whether the candidate or any company for which the candidate serves or has served as an officer or director is, or has been, the subject of any bankruptcy, SEC or criminal proceedings or investigations, any civil proceedings or investigations related to fraud, accounting or financial misconduct, or any other material civil proceedings or investigations. The notice must also contain a written consent confirming the candidate’s (a) consent to be nominated and named in the Company’s proxy statement and, if elected, to serve as a director of the Company and (b) agreement to be interviewed by the CGN Committee and submit additional information if requested to do so. This information should be delivered to the Company sufficiently in advance of the Company’s annual meeting to permit the CGN Committee to complete its review in a timely fashion.
The Board and the CGN Committee have not established a formal policy on the consideration of diversity in director candidates. The CGN Committee selects nominees on the basis of their character, expertise, sound judgment, ability to make independent analytical inquiries, business experience, understanding of the Company’s business environment, ability to make time commitments to the Company, demonstrated teamwork and the ability to bring unique and diverse perspectives and understandings to the Board. These criteria center on finding candidates who have the highest level of integrity, are financially literate, have motivation and sufficient time to devote themselves to Company matters and who have skills that complement the skills and knowledge of the current directors.
Once potential candidates are identified, the CGN Committee reviews the backgrounds of those candidates, conducts interviews of candidates and establishes a list of final candidates. To the extent practical, final candidates are then to be interviewed by each member of the CGN Committee, the Chair of the Board and the Chief Executive Officer. Reasonable efforts are made to have all remaining directors interview final candidates.
Under the Company’s Bylaws, a shareholder may propose a director candidate for nomination at the 2018 annual meeting if the shareholder delivers the proposal to the Company on or before December 16, 2017. Please see “Other Matters—Shareholder Proposals for the 2018 Annual Meeting.”
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee will be, or will have been, employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our Board or Compensation Committee.

Report of the Audit Committee
The primary purpose of the Audit Committee is to assist the Board of Directors’ oversight of the integrity of the Company’s financial statements, the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s internal controls and procedures.
In addition to fulfilling its responsibilities as set forth in its charter and further described above in “Corporate Governance—Board Committees and Meetings—The Audit Committee,” the Audit Committee has reviewed the Company’s audited financial statements for fiscal year 2016. Discussions about the Company’s audited financial statements included its independent registered public accounting firm’s judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in its financial statements, as well as other matters, as required by audit standards and by our Audit Committee Charter. In conjunction with the specific activities performed by the Audit Committee in its oversight role, it issued the following report:

1.	The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2016 with the Company’s management.

2.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees), including the quality of the Company's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

3.
The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm their independence from the Company.

Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.
Gerald Hellerman (Chairperson)
James Chadwick
Michael Crow
Gilbert Nathan

Communications with the Board
Any interested party wishing to communicate with the Board, the non-management directors or a specific Board member, may do so by writing to the Board, the non-management directors or the particular Board member, and delivering the communication in person or mailing it to: Emergent Capital, Inc., 5355 Town Center Road, Suite 701, Boca Raton, Florida 33486, Attention: Secretary. Communications will be distributed to specific Board members as requested by the shareholder in the communication. If addressed generally to the Board, communications may be distributed to specific members of the Board as appropriate, depending on the material outlined in the communication. For example, if a communication relates to accounting, internal accounting controls or auditing matters, the communication will be forwarded to the Chair of the Audit Committee unless otherwise specified. The Company will forward all such communications, unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal or similarly inappropriate.
Code of Ethics
Our Board has adopted Corporate Governance Guidelines, including a Code of Ethics for our directors, officers and employees. Copies of the Corporate Governance Guidelines and Code of Ethics are available on the Company’s website at www.emergentcapital.com in the “Investor Relations” section, under the Corporate Governance tab. The Company will post amendments to or waivers from the Code of Ethics to the extent applicable to the Company’s principal executive officer, principal financial officer and principal accounting officer on its website.

DIRECTOR COMPENSATION
Directors who are employees of the Company or its subsidiaries receive no compensation for their service on our Board of Directors. Effective as of the date of the 2016 Annual Meeting, our outside directors were compensated as follows:

•
Cash Compensation —(a) Except as noted below, directors were paid $35,000 in an annual cash retainer; (b) the Chairman of the Board received an additional $30,000 annual retainer; (c) committee chairs were paid an additional retainer of $30,000 for the Audit Committee, $15,000 for the Risk Committee, $10,000 for the Compensation Committee and $5,000 for the CGN Committee; (d) with the exception of the Risk Committee and Special Committee, all members of each committee (including the committee chair) received an additional annual member retainer of $5,000 for their committee membership. Members of the Risk Committee received annual retainers of $10,000 each, however, following their fourth meeting, regular members of the Risk Committee were paid $2,500 per meeting and the chair of the Risk Committee was paid $3,000 per meeting. Members of the Special Committee received annual retainers of $15,000 each and the chair of the Special Committee received an additional $15,000.

•
Equity Compensation —Except as noted below, directors were paid $45,000 in shares of one-year restricted stock for 2016 services. In the aggregate these awards represented $255,000 through the issuance of 65,212 shares of one year vesting restricted stock. The number of shares granted to each director was determined based on the fair market value of the Company’s closing stock price on the day prior to the 2016 Annual Meeting, and was granted in full on the date of the 2016 Annual Meeting. Directors owning at least $200,000 in market value of the Company’s common stock have an option to elect all or a portion of the equity payment in cash in lieu of restricted stock at the end of the restricted period.

With the exception of Risk Committee meetings, directors do not receive meeting fees or fees for executing written consents in lieu of meetings of the board of directors or its committees. All retainers are paid in quarterly installments. The Company reimburses directors for their travel and lodging expenses if they do not live in the area where a meeting is held. Directors receive no other compensation, perquisite or benefit from the Company.

The table below summarizes the compensation earned by non-employee directors for the fiscal year ended December 31, 2016.
2016 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Restricted Stock Awards (1)	Total
James Chadwick	$40,000	$44,996	$84,996
Michael Crow	$35,000	$44,996	$79,996
Andrew Dakos	$87,500	$44,996	$132,496
Richard Dayan	$10,000	$44,996	$54,996
Phillip Goldstein (2)	$112,500	$44,996	$157,496
Gerald Hellerman (3)	$127,502	$29,998	$157,500
Gilbert Nathan	$58,750	$—	$58,750

(1)
Aggregate grant date fair values reflect director annual retainer grants and were computed in accordance with ASC 718. The director stock awards were determined on June 1, 2016, the day before the 2016 Annual Meeting, at $3.91 per share. At fiscal year end, $255,000 in director stock awards were still outstanding.

(2)	Mr. Goldstein voluntarily reduced his fees earned by $10,000 during the 2016 calendar year as Chair of the Strategic Risk Committee.

(3)
Directors owning at least $200,000 in market value of the Company’s common stock have an option to elect all or a portion of the equity payment in cash in lieu of restricted stock at the end of the restricted period. Mr. Hellerman elected to receive 7,672 shares of one year vesting restricted stock with the remainder of approximately $15,000 payable at the end of the restricted period.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This section describes the objectives and components of our 2016 executive compensation program for named executive officers. Our named executive officers, or NEOs, for 2016 were:

•	Antony Mitchell, our chief executive officer;

•	Miriam Martinez, our chief financial officer;

•	Christopher O'Reilly, our general counsel and secretary;

•	David Sasso, our senior vice president of corporate development and investor relations;

•	Richard O’Connell, former chief financial officer; and

•	Michael Altschuler, former general counsel and secretary.
On May 6, 2016, Messrs. O'Connell and Altschuler resigned from the Company. Both are considered to be NEOs under SEC rules because their 2016 compensation, inclusive of separation payments and benefits, would have placed them among the three most highly compensated executive officers if they had remained in our employment at the end of 2016. In addition, Mr. O'Connell served during a portion of the year as our Chief Financial Officer.
Executive Summary
Beginning in late 2011 after notification of an investigation of the Company related to its legacy premium finance program by the United States Attorney for the District of New Hampshire (the “USAO Investigation”), the Compensation Committee, which we refer to in this section as the “Committee,” sought to preserve the talent necessary for protecting the Company’s assets and its business operations for the term of what became a very disruptive USAO Investigation.
In 2014 the Committee established a pay-for-performance program emphasizing executive share ownership that provides competitive rewards for executives based on:

•	effective deployment of capital and further refinement of the Company’s business model;

•	continued improvement in expense and cash management; and

•	resolution of certain legal and regulatory issues.

In 2016, the Committee did not establish any goals for purposes of the Annual Incentive Plan for Management as the Company was evaluating strategic alternatives. As such, no incentive compensation outside of base salary was earned for 2016.
Compensation Philosophy
The primary objective of our compensation programs and policies is to attract, retain and motivate employees whose knowledge, skills and performance are critical to our success. We believe that compensation is unique to each individual, and it should be determined based on objective performance results as well as discretionary and subjective factors relevant to the particular named executive officer. To attain our compensation objectives, we also believe it is critical to provide executives and key employees with the opportunity to share in the ownership of the Company as a means of providing appropriate and balanced incentives for achievement.
Determination of Compensation Awards
The Committee has the primary authority to determine and approve the compensation awards available for the Company’s executive officers. The Committee is charged with reviewing executive officer compensation policies and practices and making recommendations to the full Board of Directors to ensure adherence to our compensation philosophies and to ensure that the total compensation paid to our NEOs is fair, reasonable and competitive, taking into account our performance as well as the individual performance, level of expertise and experience of our NEOs, as determined by the Committee based upon the judgment of its members. The Committee also determines salary increases for each of the six NEOs, reflecting their relative skills and responsibilities, individual performance, and leadership roles within the Company.
In making compensation determinations, the Committee considers recommendations from its independent compensation consultant, Board Advisory LLC (“Board Advisory”). The Committee also considers the chief executive officer’s assessment of the performance of executive officers other than himself as well as recommendations of the chief executive officer regarding base salaries, annual bonus awards, equity-based incentive awards and other employment terms for executive officers. The Committee evaluates the performance of our executive officers annually, including the chief executive officer, based on enterprise-wide financial and non-financial results, individual achievements, leadership and other factors the Committee’s members determine to be appropriate. The chief executive officer generally attends Committee meetings, but is not present during executive sessions of the Committee at which his performance and compensation are discussed. Other members of senior management may also attend meetings at the Committee’s request, for example, to provide reports and information on agenda topics. The Committee has not established a peer group for compensation purposes.
Stock Ownership Guidelines
In 2014, the Company adopted a policy whereby each non-employee director is required to own common stock or common stock equivalents, including restricted stock, at least equal in acquisition basis to, or a fair market value of, $100,000 within five years of the later of when the director joined the Board or January 16, 2014. For purposes of the ownership guidelines, unexercised stock options are not counted towards the ownership guidelines. In the first quarter of 2015, the Company adopted similar ownership guidelines for NEOs. Within the next four years, each executive is expected to own shares with a market value equal to a multiple of their annual salary, as presented below.

Role	Ownership Value as Multiple of Salary
CEO	5
Other NEOs	3
Other Key Executives	2
Under the guidelines, executives are expected to hold all shares earned through Company incentive arrangements, net of taxes and exercise price, if applicable, until the ownership guidelines are met.
The Company has an insider trading policy that includes anti-hedging provisions. Consequently, no employee, executive officer or director may enter into a hedge of the Company’s common stock, including by use of derivatives such as puts and calls, short sales or similar transactions.
Use of Compensation Consultants
Since 2011, the Committee has retained Board Advisory as its compensation consultant to provide advice and resources to help refine and execute the overall compensation strategy. Board Advisory reports directly to the Committee. The Committee has the sole power to terminate or replace any compensation consultant and authorize payment of fees to any compensation consultant. The Committee also directed Board Advisory to work with members of our management to obtain information necessary for it to form its recommendations and evaluate management’s recommendations. Board Advisory also met with the Committee during the Committee’s regular meetings, in executive sessions (where no members of management were present), and with the Committee chair and other members of the Committee outside of the regular meetings.
Board Advisory provides no services to and earns no fees from the Company outside of its engagement with the Committee. The Committee has determined that Board Advisory is independent from management based upon the consideration of relevant factors, including:

•	that Board Advisory does not provide any services to the Company except advisory services to the Committee;

•	that the amount of fees received from the Company by Board Advisory is not material as a percentage of Board Advisory’s total revenue;

•	that Board Advisory has policies and procedures that are designed to prevent conflicts of interest;

•
that Board Advisory and its employees who provide services to the Committee do not have any business or personal relationship with any member of the Committee or any executive officer of the Company; and

•	that Board Advisory and its employees who provide services to the Committee do not own any stock of the Company.
Compensation Elements and Committee Actions
We compensated our NEOs for 2016 through base salary, cash awards in the form of an annual cash bonus, equity based awards and various broad-based benefits provided to employees generally.
Base Salaries. Annual base salaries compensate our NEOs for performing their functional duties with us. We believe base salaries should be competitive based upon an NEO’s scope of responsibilities, the market compensation of similarly situated executives, and the relative talent of the individual officer. When establishing base salary for an executive, we also consider other factors such as internal consistency and, for new hires, salary paid by a former employer. In 2016, the Committee approved the following limited salary increases based on the criteria presented above. Ms. Martinez and Mr. O'Reilly received a 12.7% and 10.3%, respectively, salary increase effective June 24, 2016 as a result of their promotions.
Discretionary Annual Cash Bonus. Beginning in 2014, the Committee established a pay-for-performance program that includes an annual cash bonus for NEOs and other key management based on company and individual performance during the fiscal year performance period. The bonus is based on Committee-approved target award levels for each of the NEOs except the chief executive officer, expressed as a percent of salary.

In 2015, our shareholders approved amendments to our 2010 Omnibus Incentive Plan (the “Plan”) that allowed our Discretionary Annual Cash Bonus to meet the “qualified performance-based compensation” definition described in Internal Revenue Code Section 162(m).   For 2015, the Committee established a “plan-within-a-plan” design for the bonus whereby the bonus is fully funded (maximum payout) when specific annual goals are achieved and certified by the Committee.  The Committee may then reduce the awards based on its discretion to reflect individual and/or Company progress compared to additional financial and non-financial goals pre-approved by the Committee for the annual performance period.

For 2016, while the company was evaluating strategic alternatives, the Committee did not approve funding goals for the annual cash bonus. As a result, the CEO did not request and the Committee did not approve any bonus awards for our NEOs.
Equity-Based Awards. In June 2014, the Company established a performance share award program for key management, including our NEOs. The program was intended to be an important part of providing an attractive and competitive total pay opportunity for our NEOs, and also to provide an ownership interest in the Company that is earned through delivering short-term results and long-term value creation. The performance period for the June 2014 award was 24 months, with shares earned subject to an additional 12-month restriction period. As a result of not meeting the goals as outlined in the program, the June 2014 performance share awards expired and were returned to our Plan.
In June 2016, the Company awarded Restricted Stock Unit Awards (the "RSUs") to approximately seven (7) critical individuals, including three of our NEOs. The performance period for the 2016 RSUs is 24 months at which time the RSUs fully vest provided that individuals are employed by or in the service of the Company through the vesting period. RSUs granted to our NEOs in 2016 were: Ms. Martinez, 46,000, Mr. O'Reilly, 46,000, and Mr. Sasso 40,000.
Retirement Benefits. We provide retirement benefits to our employees through the opportunity to participate in our 401(k) savings plan. We believe the 401(k) savings plan provides an important benefit to assist our employees and executives in long-term personal financial planning, improving their personal financial security and their relationship with the Company. We believe a 401(k) plan is necessary in constructing an overall compensation program that is competitive with other employers and helps us attract prospective employees. We have historically not made any contributions or otherwise matched any employee contributions to the 401(k) plan. We do not provide any supplemental executive retirement benefits or other non-qualified deferred compensation arrangements for our executives.
Other Benefits and Executive Perquisites. We also provide certain other customary benefits to our employees, including the NEOs, which are intended to be part of a competitive compensation program. These benefits, which are offered to all full-time employees, include medical, dental, life and disability insurance as well as paid leave during the year.
Advisory Vote on Executive Compensation

The Company conducted its fourth advisory vote on executive compensation last year at its 2016 Annual Meeting. While this vote was not binding on the Company, its Board of Directors or its Compensation Committee, the Company believes that it is important for its shareholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding the Company’s executive compensation philosophy, the Company’s compensation policies and programs, and the Company’s decisions regarding executive compensation, all as disclosed in this proxy statement. The Company’s Board of Directors and its Compensation Committee value the opinions of its shareholders and, to the extent there is any significant vote against the compensation of the Named Executives as disclosed in the proxy statement, the Company will consider its shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At the 2016 Annual Meeting, 93% of the votes cast on the advisory vote on executive compensation proposal (Item 2) were in favor of the named executive compensation as disclosed in the proxy statement, and as a result our named executive compensation was approved. The Board of Directors and Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation policies and decisions were necessary at this time based on the vote results.

The Company has determined that its shareholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by its stockholders at the 2013 Annual Meeting. Accordingly, the Company’s Board of Directors recommends that you vote FOR Item 2 at the Annual Meeting. For more information, see “ITEM 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION” in this proxy statement.
Employment Agreements and Retention Arrangements
We believe that employment agreements with executives are appropriate in many instances to ensure clarity and improve trust in the employment relationship, and to provide the Company with non-compete/non-solicitation protective covenants on the part of its executive officers. We do not have any general policies regarding the use of employment agreements. The Company expects that from time to time it may enter into employment agreements with employees, including NEOs, whether at the time of hire or thereafter. Since the formation of the Committee, the Committee has reviewed and approved all NEO employment agreements and severance agreements prior to execution. In 2016, the Committee approved the renewal of three of our four NEO employment agreements effective January 1, 2017 for an additional Initial Term of three years. Our chief executive officer remains under an employment agreement established prior to the IPO in 2011.
The employment agreements with our NEOs are discussed in more detail under “Executive Compensation—Employment Agreements.”
Accounting and Tax Implications
The accounting and tax treatment of particular forms of compensation has not, historically, materially affected our compensation decisions. We have established a subcommittee and have reviewed the potential effect of Section 162(m) of the Code periodically and use our judgment to authorize compensation payments that may be subject to the Section 162(m) deductibility limit when we believe such payments are appropriate and in our best interests after taking into consideration changing business conditions and the performance of our executive officers.
Risk Management Implications of Executive Compensation
In connection with its oversight of compensation related risks, the Committee and management annually evaluate whether our Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our Company. We believe the structure of our current bonus program mitigates risks by avoiding employees placing undue emphasis on any particular performance metric at the expense of other aspects of our business. Further, a substantial portion of our executive incentives are in the form of equity and, coupled with ownership and share retention guidelines, provides further incentive for long-term value creation and prudent risk-taking. We believe our employee and executive assessment process is well aligned with creating long-term value and does not create an incentive for excessive risk taking or unusual pressure on any single operating measure. For 2016, the Committee determined that our compensation programs do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement, and based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Andrew Dakos (Chairperson)
Michael Crow
Phillip Goldstein
Gerald Hellerman

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE FOR 2016
The following table summarizes the compensation earned by our NEOs for the years ending December 31, 2014, 2015 and 2016.

	Year	Salary	Bonus (1)	Restricted Awards (2)	Performance Share Awards (3)	Total
Antony Mitchell (4)	2016	$637,019				$637,019
Chief Executive Officer	2015	$649,038				$649,038
	2014	$620,385			$782,400	$1,402,785
Richard O’Connell (5)	2016	$386,097				$386,097
Former Chief Financial Officer	2015	$365,431				$365,431
	2014	$339,868	$524,316		$260,800	$1,124,984
Miriam Martinez (6)	2016	$336,326		$155,020		$491,346
SVP and Chief Financial Officer	2015	$324,173				$324,173
	2014	$301,531	$210,281		$234,720	$746,532
Michael Altschuler (7)	2016	$342,363				$342,363
Former General Counsel	2015	$318,451				$318,451
	2014	$293,156	$188,334		$169,520	$651,010
Christopher O'Reilly (8)	2016	$301,290		$155,020		$456,310
General Counsel	2015	$286,926				$286,926
	2014	$267,194	$123,310		$156,480	$546,984
David Sasso (9)	2016	$224,231		$134,800		$359,031
SVP, Corporate Development	2015	$211,375				$211,375

(1)
The amount shown for 2014 as Bonus represents the Special Cash Bonus awarded upon the Committee’s determination that all material actions relating to a liquidity facility were satisfactorily completed, and the Discretionary Annual Cash Bonus awarded by the Committee relating to 2014 performance.

(2)
Represents the grant date fair value of stock option awards computed in accordance with FASB ASC 718, based on a fair market value on the date of grant of $3.37 per share. These awards vest at the end of two years contingent upon continued service by the executive through the date of the award.

(3)
Amounts represent the grant date value of performance shares assuming the target performance goals are achieved. At the conclusions of the performance period on June 30, 2016, it was determined that the performance objectives were not achieved and no shares were eared. As presented, the performance share value is based upon the grant date value of $6.52 per share with the target number of shares being earned assuming target performance was achieved.

(4)	Mr. Mitchell also serves as a director of the Company.

(5)	On May 6, 2016, Richard O'Connell resigned from the Company. His 2016 salary is comprised of: $129k salary, $203k severance and $54k paid time off payout.

(6)	On May 7, 2016, Ms. Martinez was named interim Chief Financial Officer. On October 26, 2016, Ms. Martinez was named Chief Financial Officer and Senior Vice President of Operations.

(7)	On May 6, 2016, Michael Altschuler resigned from the Company. His 2016 salary is comprised of: $112k salary, $189k severance and $41k paid time off payout.

(8)	On May 7, 2016, Mr. O'Reilly was named General Counsel and Corporate Secretary.

(9)	David Sasso became an NEO in 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2016
The following table shows outstanding equity awards at December 31, 2016:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Antony Mitchell
	120,000		$10.75	2/8/2018
	120,000		$6.94	6/6/2020
Miriam Martinez					46,000	$55,660
	11,200		$10.75	2/8/2018
	2,000		$10.71	3/8/2018
	45,000		$6.94	6/6/2020
Christopher O'Reilly					46,000	$55,660
	8,725		$10.75	2/8/2018
	2000		$10.71	3/8/2018
	45,000		$6.94	6/6/2020
David Sasso					40,000	$48,400
	45,000		$6.94	6/6/2020

(1) The Restricted Stock Unit (the "RSU") Award was granted on June 24, 2016 with a vesting period in full on June 30, 2018.

(2) Based on $1.21 per share closing price on December 31, 2016.

2016 Option Exercises and Stock Vested
None of the executive officers of Emergent Capital, Inc. exercised stock options or had restricted stock, restricted stock units or performance shares vest during 2016.

EMPLOYMENT AGREEMENTS
CEO Employment Agreement
In 2010, we entered into an employment agreement with Mr. Mitchell, effective upon the closing of the Company’s initial public offering in 2011. This employment agreement establishes key employment terms (including reporting responsibilities, base salary, target performance bonus opportunity and other benefits), provides for severance benefits in certain situations, and contains non-competition, non-solicitation and confidentiality covenants, as well as indemnification provisions.
The employment agreement modified certain elements of Mr. Mitchell’s compensation. Under his employment agreement, Mr. Mitchell’s base salary was set at $525,000, a $325,000 reduction, excluding expense reimbursements, over the aggregate 2010 fee that was paid to Mr. Mitchell’s corporation, Warburg. The reduction was in part in recognition of Mr. Mitchell’s increased incentive-based compensation opportunity.
Beginning in fiscal 2014, Mr. Mitchell became eligible under his employment agreement to participate in an annual bonus plan that we established for executive officers. Mr. Mitchell’s employment agreement does not proscribe a target annual bonus value.
The employment agreement provides that if Mr. Mitchell’s employment is terminated for any reason other than cause, then we will pay Mr. Mitchell, in addition to his accrued base salary and other earned amounts to which Mr. Mitchell is otherwise entitled, a pro rata portion of the annual incentive bonus, if any, payable with respect to the year in which the termination occurs. In addition, the employment agreement provides for severance payments upon the termination of employment by us without cause. Mr. Mitchell’s employment agreement also provides for severance payments if he terminates his employment for good reason. Payment and benefit levels were determined based on terms negotiated between the Company and Mr. Mitchell prior to the formation of the Board in 2011.
Mr. Mitchell’s employment agreement permits us to terminate him for “cause” if he: (i) commits a willful, intentional or grossly negligent act having the effect of materially injuring our business; (ii) is convicted of or pleads “no contest” to a felony involving moral turpitude, fraud, theft or dishonesty; or (iii) misappropriates or embezzles any of our or our affiliates’ property. Mr. Mitchell’s employment agreement permits him to terminate employment for good reason if we: (i) materially diminish his base salary; (ii) materially diminish his authority, duty or responsibilities or the authority, duties or responsibilities of the supervisor to whom he is required to report; (iii) require him to relocate a material distance from his primary work location; or (iv) breach any of our material obligations under the employment agreement.
If he becomes entitled to severance payments, Mr. Mitchell’s employment agreement entitles him to receive a severance payment equal to three times the sum of his base salary and the average of the prior three year’s annual cash bonus. The severance payment is payable in equal installments over a twenty-four month period. Mr. Mitchell’s employment agreement requires him to execute a release of all claims he may have against us as a condition to the receipt of the severance payments. However, if the severance payments are not otherwise payable, we can elect to pay such severance payments to Mr. Mitchell in exchange for his agreement to comply with the non-competition, confidentiality and non-solicitation covenants contained in his employment agreement.
Mr. Mitchell’s employment agreement also entitles him to reimbursement for any legal costs he incurs in enforcing his rights under the employment agreement, regardless of the outcome of such legal contest, as well as interest at the prime rate on any payments under the employment agreement that are determined to be past due, unless prohibited by law.
2014 Employment Agreements
Effective as of January 1, 2014, Ms. Martinez, Mr. O'Reilly and Mr. Sasso each entered into employment agreements with the Company. Each employment agreement has an initial term of three years with one year renewal periods thereafter unless either party to an Employment Agreement provides a non-renewal notice at least 60 days prior to the end of the applicable term. The agreements provide for an initial base salary of $298,000, $263,000 and $178,000 for Ms. Martinez, Mr. O'Reilly and Mr. Sasso, respectively, in each case, subject to upward adjustment at the discretion of the Board from time to time. Each officer is also eligible to receive a cash bonus each year with a target value of 40% of the officer’s base salary and a maximum value of 80% of the officer’s base salary. In addition, each officer is entitled to participate in the Company’s long term incentive plan and any other benefit plan, and perquisite programs adopted by the Company.
Each of the employment agreements provides that, upon termination of employment by the Company without cause or by the officer for good reason, in addition to accrued benefits, the applicable officer will be entitled to receive a pro-rated portion of the bonus for the year in which the officer was terminated and a severance payment equal to one year of that officer’s base salary. Following a change of control, upon termination of employment by the Company without cause or by the officer for good reason, in addition to accrued benefits, the applicable officer will be entitled to receive a lump-sum severance payment consisting of the pro-rated portion of the bonus for the year in which the officer was terminated and two-times that officer’s base salary. In either case, unless the officer is entitled to receive coverage from a new employer, the officer will be reimbursed for the cost of continuation coverage of group health insurance for a maximum of twelve months.
The employment agreements permit us to terminate the officers for “cause” if the applicable officer (i) fails, neglects, or refuses to perform the lawful employment duties related to the officer’s position or as from time to time assigned to the officer (other than due to disability); (ii) commits any willful, intentional, or negligent act having the effect of materially injuring the interest, business, or reputation of the Company; (iii) violates or fails to comply in any material respect with the Company’s published rules, regulations, or policies, as in effect or amended from time to time; (iv) commits an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty; (v) misappropriates or embezzles any property of the Company; or (vi) breaches any material provision of the employment agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, or other agreement with the Company.
Each officer with an employment agreement is subject to non-competition and non-solicitation covenants that expire twelve months after termination of employment. Mr. O'Reilly, however, will not be subject to the non-competition covenants to the extent they conflict with the Florida Bar Rules of Professional Conduct. All of the employment agreements include a provision that allows us to reduce the employee’s severance payments and any other payments to which they become entitled as a result of our change in control to the extent needed for the executive to avoid paying an excise tax under Internal Revenue Code Section 280G, unless, with respect to Mr. Mitchell, he is better off, on an after-tax basis, receiving such payments and paying the excise taxes due.
In 2016, the Committee approved the renewal of three of our four NEO employment agreements effective January 1, 2017 for an additional Initial Term of three years. Mr. Mitchell's agreement was automatically renewed on January 1, 2017 for a successive three-year period per his agreement.
Potential Payments Upon Termination
The following table sets forth the amounts payable to our NEOs upon termination of their employment, in each case, effective at December 31, 2016.

Name	Cash Severance		Restricted Stock Unit Awards(1)	Total(2)
Termination by Company Without Cause or by the Executive for Good Reason (except in the case of death or disability):
Antony Mitchell	$1,875,000	(3)	—	$1,875,000
Miriam Martinez	$312,462	(4)	—	$312,462
Christopher O'Reilly	$305,999	(4)	—	$305,999
David Sasso	$220,000	(4)	—	$220,000
Termination by the Company without Cause or by the Executive for Good Reason in conjunction with a Change in Control of the Company:
Antony Mitchell	$1,875,000	(3)	—	$1,875,000
Miriam Martinez	$624,924		$55,660	$680,584
Christopher O'Reilly	$734,399		$55,660	$790,059
David Sasso	$440,000		$48,400	$488,400

(1)
The vesting of stock options held by our NEOs would automatically accelerate in full upon a change in control or upon the NEO’s death. In addition, the vesting of stock options held by Mr. Mitchell would automatically accelerate in full if we terminate his employment other than for cause, his employment terminates due to his disability or he resigns for good reason. Assuming any of these triggering events occurred on December 31, 2016, based on the closing price of our common stock on December 31, 2016 of $1.21 per share, our NEOs would not have received any payments as a result of this accelerated vesting. Upon a termination by the Company without Cause in conjunction with a change of control the outstanding performance share award would vest at the higher of actual performance or target performance. The performance shares do not vest upon a termination without a change in control.

(2)
The employment agreements allow us to reduce the severance payments and any other payments to which the executive becomes entitled as a result of our change in control to the extent needed for the executive to avoid paying an excise tax under Internal Revenue Code Section 280G, unless, with respect to Mr. Mitchell, the NEO is better off, on an after-tax basis, receiving such payments and paying the excise taxes due. The amounts shown assume no such reduction would occur.

(3)
If Mr. Mitchell becomes entitled to severance payments, his employment agreement entitles him to receive a severance payment equal to three times the sum of his base salary and the average of the prior three year’s annual cash bonus.

(4)
If the executive’s employment was terminated by the Company without cause or by the executive for good reason, but not in the context of a change in control, the executive would have been entitled to receive 12 months’ base salary and, to the extent not previously paid, the bonus otherwise earned for the year of termination.

Separation Agreements
On May 6, 2016, Mr. O'Connell resigned and entered into a separation agreement with the Company. In exchange for a general release of claims and other terms described in the agreement, Mr. O'Connell received payment of the amount owed under his employment agreement of $406,418 to be paid in equal installments in accordance with the Company's payroll practices.
Concurrently, on May 6, 2016, Mr. Altschuler resigned and entered into a separation agreement with the Company. In exchange for a general release of claims and other terms described in the agreement, Mr. Altschuler received payment of the amount owed under his employment agreement of $348,265 to be paid in equal installments in accordance with the Company's payroll practices.

CERTAIN RELATIONSHIPS
Related Party Transactions Policy and Procedure
The Audit Committee has adopted a written policy for the committee to review and approve or ratify related party transactions involving us, any of our executive officers, directors or 5% or more shareholders of the Company or any of their family members. These transactions include:

•	transactions that must be disclosed in proxy statements under SEC rules; and

•	transactions that could potentially cause a non-employee director to cease to qualify as independent under New York Stock Exchange listing requirements.
Certain transactions are generally deemed pre-approved under these written policies and procedures, including transactions with a company with which the sole relationship with the other company is as a non-employee director and the total amount involved does not exceed 1% of the other company’s total annual revenues.
Criteria for Audit Committee approval or ratification of related party transactions include:

•	whether the transaction is on terms no less favorable to us than terms generally available from an unrelated third party;

•	the extent of the related party’s interest in the transaction;

•	whether the transaction would interfere with the performance of the officer’s or director’s duties to us;

•
in the case of a transaction involving a non-employee director, whether the transaction would disqualify the director from being deemed independent under New York Stock Exchange listing requirements; and

•	such other factors that the audit committee deems appropriate under the circumstances.
Since January 1, 2016, there have been no transactions of more than $120,000 between us and any 5% or more shareholder of the Company, director or executive officer or any of their family members other than as described below.
Senior Secured Notes due 2019
In March 2016, the Company issued $30.0 million in aggregate principal amount of 15.0% Senior Secured Notes due 2018 (the “Secured Notes”) in private transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Approximately $3.3 million of the Secured Notes were sold to members of the Board or their affiliates and to two NEOs. Of this amount, funds affiliated with Bulldog Investors, LLC (“Bulldog”) purchased approximately $1.2 million of the Secured Notes. Additionally, the following individuals or their affiliates (other than Bulldog) purchased Secured Notes in excess of $120,000: Mr. Chadwick ($750,000), Mr. Dakos ($200,000), Mr. Goldstein ($400,000), Mr. Mitchell ($200,000) and Mr. Nathan ($200,000). A fund affiliated with Indaba Capital Management, L.P. purchased $10.0 million of the Secured Notes.
Convertible Notes due 2019
In February 2014, Bulldog purchased $9.2 million of the Company’s 8.50% Senior Unsecured Convertible Notes due 2019 (the “Convertible Notes”).
Recapitalization Transaction
As described below in Item 4, the Company entered into Agreements with certain holders of its Convertible Notes and a Participation Agreement with certain holders of its Secured Notes, including Bulldog, as part of a Recapitalization Transaction. The Recapitalization Transactions are expected to provide the Company with a capital investment of up to approximately $71.5 million.
See "Reason for Amended Articles - Description of Recapitalization Transaction" to "Item 4 - Vote to Approve the Amendment to the Articles of Incorporation" for additional information.

ITEM 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are providing our shareholders with a non-binding advisory vote to approve the compensation paid to our NEOs as disclosed in this Proxy Statement.
Our Board is committed to good corporate governance and recognizes the substantial interests that shareholders have in executive compensation matters. While the vote sought by this proposal is advisory and not binding, the Board and the Compensation Committee value the input of the Company’s shareholders, and will consider the outcome of the vote when making future executive compensation determinations.
We encourage shareholders to review the Compensation Discussion and Analysis beginning on page 16 of this Proxy Statement, which describes our executive compensation philosophy and the design of our executive compensation programs in great detail as well as the detailed information provided under “Executive Compensation” beginning on page 20 of this Proxy Statement. Our Board believes the Company’s executive compensation programs are effective in creating value for our shareholders and moving the Company towards its long-term goals.
We are asking our shareholders to signal their support for the compensation of our NEOs by casting a vote “FOR” the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Proxy Statement for the 2017 Annual Meeting under the headings “Compensation Discussion and Analysis” and “Executive Compensation.””
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

ITEM 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
At the Annual Meeting, the shareholders will be asked to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.
If the appointment is not ratified, the Audit Committee will reconsider whether or not to retain Grant Thornton LLP. In such event, the Company may decide to retain Grant Thornton LLP or select another nationally recognized accounting firm without a vote of shareholders. If the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of Grant Thornton LLP are expected to be present at the annual meeting to make a statement if they so desire and to respond to appropriate questions.
THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.
Independent Registered Public Accounting Firm Fees and Services
Grant Thornton LLP served as our independent registered public accounting firm and audited our financial statements for the fiscal years ended December 31, 2016 and 2015. Aggregate fees for professional services rendered to us by our independent registered public accounting firm are set forth below.

	Year Ended December 31, 2016	Year Ended December 31, 2015
Audit Fees	$1,157,400	$1,245,100
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	$—	$—
Total	$1,157,400	$1,245,100
Audit Fees
The fees in this category were for professional services and expenses rendered in connection with (1) the audits of the Company’s annual financial statements, which also included the Company’s Annual Report on Form 10-K, (2) the review of the Company’s quarterly financial statements and (3) audits of the Company’s subsidiaries that are required by statute, contract or regulation.
All Other Fees
The fees in this category include all other services that generally only the Company’s independent registered public accounting firm reasonably can provide, such as consents issued in connection with our registration statements filed with the SEC.
Pre-Approval Policies and Procedures
It is our Board of Directors’ policy to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm. Our Board of Directors has approved all services that our independent accountants provided to us in the past two fiscal years.

ITEM 4 - VOTE TO APPROVE THE AMENDMENT
TO THE ARTICLES OF INCORPORATION

Our Board of Directors unanimously recommends to the shareholders of our common stock to adopt and approve an amendment to our Articles of Incorporation to increase the number of authorized shares of the Company’s voting common stock, $0.01 par value (the “Common Stock”), from 80,000,000 shares to 415,000,000 shares and correspondingly increase the number of authorized shares of our capital stock to 455,000,000; the authorized shares of our preferred stock would remain at 40,000,000 (the “Amended Articles”).

As of March 31, 2017, of the 80,000,000 authorized shares of Common Stock, 28,413,844 shares were issued and outstanding, approximately 15,526,804 shares are held in reserve for future issuance under our outstanding convertible notes, approximately 2,700,000 shares are reserved for issuance under our existing Omnibus Incentive Plan, and 6,240,521 shares are held in reserve for future issuance under our outstanding warrants. As a result, 27,118,831 authorized shares of Common Stock currently remain available for issuance in the future. The Board is recommending approval of the Amended Articles (1) so that the Company will have sufficient authorized but unissued and unreserved shares of Common Stock to issue pursuant to the Transaction (as defined below) and (2) to permit the pursuit and effectuation of corporate transactions requiring the issuance of Common Stock in the future.

If the Amended Articles receive shareholder approval, the Company expects to effect a recapitalization of the Company pursuant to the Recapitalization Transaction, as described more fully below. Other than this vote to approve the Amended Articles, shareholders will not be given the opportunity to vote on the Recapitalization Transaction or any of the constituent transactions contemplated thereby. Shareholder approval of the Amended Articles will result in approximately 362,118,831 shares of Common Stock remaining available for issuance, of which the Company expects to issue at least 157,500,000 shares of Common Stock in connection with the Transaction assuming immediate exercise of the Warrant (as defined below). The number of shares of Common Stock held in reserve for future issuance under our outstanding convertible notes will increase from 15,526,804 to 37,110,225 shares. The Company does not currently have any other plans or arrangements to issue any of the newly authorized shares of Common Stock remaining unissued after the closing of the Transaction, however any such authorized shares of Common Stock would provide the Company with flexibility to issue shares for future corporate needs. If approved, this increase will be the first increase in the authorized shares of our Common Stock since 2010.

If the Amended Articles do not receive shareholder approval, the Company will not be able to consummate the Recapitalization Transaction and may not be able to find other additional funding, which could require us to significantly curtail or cease operations. As disclosed in our Quarterly Report on Form 10-Q for the period ending March 31, 2017, we only have sufficient capital to continue operating through the date not more than approximately six weeks from the date of filing the Form 10-Q. Accordingly, we must raise capital to continue as a going concern. If we fail to raise sufficient funds, investors may lose their entire investment. Accordingly, our Board believes the Amended Articles to be advisable and in the best interests of the Company and our shareholders, and the Board is thus unanimously recommending that the shareholders approve and adopt the Amended Articles.

The Amended Articles

If Proposal 4 is approved, we will subsequently file the Amended Articles with the Florida Department of State as soon as practicable in order for the amendment to become effective. The Amended Articles will provide that Section 1 of Article 4 of the Articles of Incorporation is amended in its entirety to read as follows:

“Section 4.1 Authorized Capital. The maximum number of shares of stock which the Corporation is authorized to have outstanding at any one time is four hundred fifty five million 455,000,000 shares (the “Capital Stock”) divided into classes as follows:

(a) Forty million 40,000,000 shares of preferred stock having a par value of $0.01 per share (the “Preferred Stock”), and which may be issued in one or more classes or series as further described in Section 4.2; and

(b) Four hundred fifteen million 415,000,000 shares of voting common stock having a par value of $0.01 per share (the “Common Stock”).”

Our Board reserves the right, notwithstanding shareholder approval of this proposal and without further action by our shareholders, not to proceed with the amendment at any time before the effective date of the Amended Articles.

Reason for Amended Articles

The Board is recommending this increase in the number of authorized shares of our voting common stock in order to effect a recapitalization of the Company (the "Transaction") pursuant to a series of separate Master Transaction Agreements (together, the “Master Transaction Agreements”) by and between the Company, PJC Investments, LLC, a Texas limited liability company (“PJC”), and each Consenting Convertible Note Holder that is a party to such Master Transaction Agreement (“Consenting Convertible Note Holders”), dated on or about March 15 or May 12, 2017 (each as amended, an "Agreement" and collectively the "Agreements"). In addition to the Amended Articles, the Agreements call for the entering into of a Common Stock Purchase Agreement, a Convertible Note Exchange Offer, a New Convertible Note Indenture providing for the issuance of New Convertible Notes, a Senior Note Exchange Offer, a New Senior Note Indenture providing for the issuance of New Senior Notes, a Senior Note Purchase Agreement, a Warrant and certain other agreements and documents to be delivered in connection with the Recapitalization Transaction (each as defined in the Agreements, and together with the Agreements, the “Transaction Documents”). The Agreements and the transactions contemplated under the Agreements were unanimously approved by the Board of Directors of the Company on March 13, 2017.

Background of the Transaction

On August 1, 2016, the Company initiated a formal process to explore strategic alternatives in response to receiving a number of unsolicited inquiries from several parties. The Company engaged FBR Capital Markets & Co. (“FBR”) to serve as financial advisor to the Company. The Company’s Board of Directors formed a special committee whose mandate is to review and consider strategic alternatives and to make recommendations to the Board of Directors. Some of the possible strategic alternatives the special committee considered were a sale of the Company, a merger or other business combination, a sale of all or substantially all of the Company’s assets, a joint venture, or a recapitalization.

By December 19, 2016, the Company had completed two rounds of the strategic process. The Company received interest from approximately 65 parties and entered into approximately 25 Non-Disclosure Agreements, and approximately 23 parties performed active due diligence of the Company. Through this process, the special committee received and reviewed 11 proposals, and entertained discussions with certain interested parties, although the Company did not enter into any definitive agreements at that time.

On January 6, 2017, the Company received a proposal from an interested third party (the “Interested Party”) and on January 14, 2017, PJC Investments, LLC, a Texas limited liability company (“PJC”) sent the Company a proposal (the “PJC LOI”). On or about January 20, 2017, the Company received a LOI from the Interested Party (the "Interested Party LOI"). Under the terms of the Interested Party LOI, the Interested Party offered to acquire certain assets of the Company, in consideration for which the Interested Party would have made a $40 million cash payment to the Company, and the Company would have been entitled to receive certain indeterminate earn-out payments. The Interested Party would have also provided interim financing to the Company. Conditions precedent to the Interested Party LOI included a diligence period, consent of the holders of the Company's Convertible Notes and the Company's shareholders, paying off and retiring the Company's outstanding 15.0% Senior Secured Notes, and a break-up fee, among others.

Between January 6 through January 26, 2017, multiple meetings and telephonic conferences took place between the Company’s Board of Directors, management, and certain Consenting Convertible Noteholders to discuss the two proposals, including discussions with each of PJC and the Interested Party. On January 26, 2017, the Board approved signing the PJC LOI, as long as the Consenting Convertible Noteholders agreed to the terms, and on January 27, 2017, the PJC LOI, as revised to reflect comments by certain of the Consenting Convertible Noteholders, was executed. On January 27, 2017, PJC began formal due diligence, which included on-site visits to the Company’s offices.

On February 15, 2017, PJC circulated a draft Master Transaction Agreement to the Company. From February 15, 2017 through March 15, 2017, the respective legal counsel to the Company, PJC and certain of the Consenting Convertible Noteholders circulated numerous drafts of the Master Transaction Agreements and the ancillary documents and participated in numerous telephone conversations to negotiate the specific terms of the Transaction. On March 2, 2017, the Board held a meeting where representatives from both PJC and the Interested Party joined for a limited time to answer questions about the respective proposals, and the Board discussed these proposals with the Company’s management and certain of the Consenting Convertible Noteholders in telephonic conferences. Ultimately, the Board decided to end its discussion with the Interested Party after determining that the recapitalization transaction with PJC was more beneficial for the Company's debt and equity stakeholders. On March 15, 2017, the Company, PJC, and certain Consenting Convertible Noteholders executed the Master Transaction Agreements.

On April 7, 2017, the Company entered into an Exchange Participation Agreement (the “Participation Agreement”) with holders (the “Consenting Senior Note Holders”) representing 100% of the aggregate outstanding principal amount of the Company's 15.0% Senior Secured Notes due 2018. On May 15, 2017, the Company entered into a $1.5 million Promissory Note with PJC (the “Bridge Note”), to provide financing to fund the Company's continued operations. In consideration for the Bridge Note and pursuant to a fee letter agreement by and between the Company and PJC dated May 15, 2017 (the “Fee Agreement”), the Company agreed to pay an additional termination fee equal to $1.5 million in the event that the Company becomes obligated to pay certain termination fees pursuant to certain termination provisions under the Master Transaction Agreements.

Description of the Recapitalization Transaction

Under the Agreements, PJC and other parties agreed to certain undertakings, including: (i) PJC or a person jointly designated by PJC and Triax Capital Advisors LLC, a New York limited liability company, to be the party to certain transactions, including the Common Stock Purchase Agreement, Senior Note Purchase Agreement, and Warrant (the "Investor") purchasing up to 100% of the Company’s New Senior Notes from the Holders (as defined below) pursuant to the Senior Note Purchase Agreement, (ii) PJC or the Investor purchasing $15.0 million in shares of Common Stock, pursuant to the Common Stock Purchase Agreement, and (iii) issuance to PJC or the Investor of a warrant to purchase up to 42,500,000 shares of Common Stock at an exercise price of $0.20 per share for an aggregate purchase price of up to $8.5 million.

At or contemporaneously with the closing of the Recapitalization Transaction, the Company will enter into a Common Stock Purchase Agreement (the "Purchase Agreement") with the Investor or PJC and any Convertible Note Holder who participates in the Convertible Note Exchange Offer and elects to purchase shares of Common Stock pursuant to the Purchase Agreement (collectively, the "Purchasers"). The Purchase Agreement will generally provide for the Purchasers to purchase up to 115,000,000 shares of Common Stock at a price of $0.20 per share for an aggregate price of up to $23.0 million, of which PJC or the Investor will purchase 75,000,000 shares of Common Stock for an aggregate price of $15.0 million. The remaining Purchasers may purchase up to 40,000,000 shares of Common Stock for an aggregate price of up to $8.0 million. The Purchase Agreement shall contain customary representations, warranties, and covenants.

At or contemporaneously with the closing of the Recapitalization Transaction, the Company will cause to be issued a warrant (the "Warrant") to the Investor to purchase up to an aggregate of 42,500,000 shares of the Common Stock at an exercise price of $0.20 per share (the "Warrant Shares") for an aggregate price of up to $8.5 million.

As part of the Recapitalization Transaction, the Company will offer to exchange, in each case with existing holders, its outstanding Convertible Notes (the "Existing Convertible Notes") for 5.0% Senior Unsecured Convertible Notes due 2023 (the "New Convertible Notes") pursuant to the Convertible Note exchange offer (the "Convertible Note Exchange Offer"), and its outstanding 15.0% Senior Secured Notes (the "Existing Senior Notes") for 8.5% Senior Notes due 2021 (the "New Senior Notes") pursuant to the Senior Note exchange offer (the "Senior Note Exchange Offer"). In connection with the Convertible Note Exchange Offer and the Senior Note Exchange Offer, at least 98% of the holders of each class of notes must tender in the relevant exchange offer as a condition to closing the Transaction.

At or contemporaneously with the closing of the Recapitalization Transaction, the Company will cause to be issued the New Convertible Notes in an aggregate amount not to exceed approximately $75.0 million pursuant to the New Convertible Note Indenture between the Company and a trustee to be later identified. The New Convertible Notes will be unsecured senior obligations of the Company and will mature six years from the Closing. The New Convertible Notes will bear interest at a rate of 5.00% per annum from the issue date, payable semi-annually.

At or contemporaneously with the closing of the Recapitalization Transaction, the Company may cause to be issued certain New Senior Notes in an aggregate amount not to exceed approximately $40.0 million pursuant to the New Senior Note Indenture between the Company as issuer, and the trustee to be later identified. Up to approximately $30.0 million aggregate principal amount of New Senior Notes may be issued to holders of the Existing Senior Notes in the relevant exchange offer, and PJC or the Investor may acquire up to an additional $10.0 million principal amount of New Senior Notes (the "Private Placement"). The New Senior Notes will be secured senior obligations of the Company and will mature four years from the date of Closing. The New Senior Notes will bear interest at a rate of 8.5% per annum, payable quarterly.

Under the Master Transaction Agreements, at or contemporaneously with the closing of the Transaction, PJC or the Investor and certain holders of New Senior Notes (the "Holders") would enter into a Note Purchase Agreement (the "Note Purchase Agreement"). The Note Purchase Agreement will generally provide for PJC or the Investor to purchase up to 100% of the New Senior Notes held by such Holders for an aggregate purchase price equal to the face amount of such purchased New Senior Notes.

In connection with the Recapitalization Transaction, Lamington Road Limited, an Irish limited company and an indirect subsidiary of Emergent, will issue a debt instrument to Emergent in an amount to be determined. The debt instrument will be distributed to Emergent as a dividend (the “Special Dividend”) and, thereafter and until the maturity of the instrument, the Irish Subsidiary will make debt service payments to Emergent. The specific terms of the Special Dividend, including the principal amount, interest rate and maturity, will be determined prior to issuance. The Special Dividend will be an internal distribution between the Company and its indirect subsidiary, and so will not be distributed to any executive officer, director, or other such person as identified by Item 5 to Schedule 14A.

In connection with the Transaction, the Company entered into an Exchange Participation Agreement (the “Participation Agreement”) with holders representing 100% of the aggregate outstanding principal amount of the Existing Senior Notes (the “Consenting Senior Note Holders”), dated as of April 7, 2017. Pursuant to the Participation Agreement, each Consenting Senior Note Holder agreed to on or before the date that is five business days after the Company launches the Senior Note Exchange Offer, (i) tender all of the Existing Senior Notes it holds into the Senior Note Exchange Offer in exchange for New Senior Notes to be governed by the New Senior Note Indenture and (ii) enter into the Note Purchase Agreement with PJC or the Investor to sell 100% of the aggregate principal amount of the New Senior Notes that are to be issued to such Consenting Senior Note Holder at a price equal to 100% of the face amount of each new Senior Note purchased. Contemporaneously with the Closing, including the closing of the Note Purchase Agreement (the “Closing Date”), the Company agreed to pay each Consenting Senior Note Holder 5% of the face amount of the Existing Senior Notes held by such Consenting Senior Note Holder as of immediately prior to the Closing, plus all accrued but unpaid interest under such Existing Senior Notes through the Closing Date (the "Sale Participation Fee"). However, in the event the Company elects not to launch the Senior Note Exchange Offer, (i) each Consenting Senior Note Holder agreed to enter into a Senior Note purchase agreement with PJC or the Investor to sell at the Closing 100% of the Existing Senior Notes it holds at a price equal to the face amount of each Existing Senior Note in lieu of participating in the Senior Note Exchange Offer and (ii) at the Closing Date, the Company agreed to pay the Sale Participation Fee to the Consenting Senior Note Holders. Under the Master Transaction Agreements, immediately thereafter either (i) PJC shall cause the Investor to exchange all such Existing Senior Notes purchased by the Investor for New Senior Notes of the same aggregate principal amount or (ii) the trustee under the Senior Note Indenture and Emergent shall amend and restate the Senior Note Indenture such that the terms of the Senior Note Indenture are substantially identical to the terms set forth in the New Senior Note Indenture.

Upon the closing of the Recapitalization Transaction, the Company’s Board of Directors will include four members representing PJC and one member representing the convertible note holders. As a result of the Recapitalization Transaction, PJC will acquire control of the Company, both through its control of the Board and its ownership of Common Stock, which is expected to be 75,000,000 shares, or approximately 52.3% of the then issued and outstanding shares of the Company's Common Stock assuming no immediate exercise of the Warrant (approximately 63.2% of the then issued and outstanding shares of the Company's Common Stock assuming immediate exercise of the Warrant), in either case assuming all 40,000,000 shares of Common Stock are sold to purchasers other than PJC or the Investor pursuant to the Common Stock Purchase Agreement as described above, upon consummation of the Recapitalization Transaction. PJC is an active and operating holding company with interests in a variety of businesses including transportation, real estate, construction, retail hearing healthcare, pharmaceuticals, life settlements, and a widely diverse group of other holdings.

The Recapitalization Transaction is expected to close in the second quarter of 2017, although the consummation of the Recapitalization Transaction is subject to multiple conditions, including that the Company shall have obtained the requisite approval by the Company's shareholders of the Amended Articles pursuant to this Proposal 4. In order to effectuate the Recapitalization Transaction, and the recapitalization of our Company, our Board of Directors unanimously recommends that the shareholders of our Common Stock adopt and approve the Amended Articles. The Board believes consummating the recapitalization is in the best interests of the Company because it would provide needed capital and restructure the Company’s outstanding senior notes and convertible notes by reducing their interest rates and extending their maturity dates, as well as provide new experience and oversight to management based on PJC’s control position. If this Proposal 4 is not approved by shareholders, then the Recapitalization Transaction will not be consummated, and the Company will need to find another source of additional capital in order to continue the current operations of the Company.

Terms not defined in this Proxy Statement shall have the meaning as set forth in the Agreements and respective Transaction Documents. The foregoing description of the Agreements and the transactions contemplated thereby is a summary only and is qualified in its entirety by reference to the full text of the Agreements, the form of which was filed as an exhibit to the Schedule TO filed by the Company on April 18, 2017. For additional information, please see (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, of which the financial statements have been incorporated by reference into this Proxy Statement, and (ii) the unaudited and pro forma consolidated financial statements attached to, and included in, this Proxy Statement as Appendix B.

Rights of Additional Authorized Shares

Following the amendment, if approved, each additional share of our Common Stock authorized by the Amended Articles will have the same rights and privileges as each share of Common Stock currently authorized or outstanding. The holders of Common Stock have no preemptive rights. Authorized, but unissued, shares of our Common Stock may be issued at such times, for such purposes and for such consideration as our Board of Directors may determine to be appropriate without further authority from our shareholders, except as otherwise required by applicable law or stock exchange policies.

Potential Adverse Effects of the Amended Articles

The adoption of the proposed Amended Articles will result in a greater number of shares of Common Stock available for issuance. If additional shares of Common Stock are issued, shareholders would experience a proportionate reduction in their shareholders’ interest with respect to earnings per share, voting, liquidation value and book and market value per share if the additional authorized shares are issued other than through a proportional issuance, such as a stock split or stock dividend.

Under applicable Florida corporation law, our non-consenting shareholders are not entitled to appraisal rights with respect to the Amended Articles, and we will not independently provide our shareholders with any such right.

Required Vote

The vote on the approval of the Amended Articles to increase the number of authorized shares of the Company’s common stock will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions and broker non-votes are not considered a vote cast and therefore will have no effect on the outcome of this matter.
THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ADOPTION AND APPROVAL OF THE AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR VOTING COMMON STOCK.

ITEM 5-VOTE TO APPROVE THE AMENDMENT
TO OUR AMENDED AND RESTATED
2010 OMNIBUS INCENTIVE PLAN

The Board recommends that shareholders vote in favor of amending the Company’s Amended and Restated 2010 Omnibus Incentive Plan adopted on April 8, 2015 (the “Prior Plan”) in order to increase the amount of shares authorized under the Prior Plan and correspondingly increase the maximum amounts of shares (and/or cash payments) that may be awarded to participants in any one calendar year. The amendment to the Amended and Restated 2010 Omnibus Incentive Plan (as amended, the “Amended Plan”) is now presented for shareholder approval.
We are submitting the Amended Plan for shareholder approval at the Annual Meeting in order to increase by 9,900,000 shares the shares available for use under the Amended Plan. Our Prior Plan authorized 2,700,000 shares for awards. As of December 31, 2016, there are 1,554,323 shares available for grant under the Prior Plan. As of December 31, 2016, 763,594 shares were issued as options net of forfeitures, 265,212 shares were issued as restricted shares net of forfeitures, and no performance shares remain outstanding. In addition, the Amended Plan is being presented for shareholder approval at the Annual Meeting in order to increase the maximum amounts of shares (and/or cash payments) that may be awarded to participants in any one calendar year in order to correspond with the increase in share funding. The shareholders are also being asked to approve the Amended Plan in order to preserve the Company’s ability to deduct compensation paid to certain executives pursuant to any qualified performance-based award, stock option or SAR that may be made in the future under the Amended Plan pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as discussed more fully below under the heading “Approval of the Amended Plan for Purposes of Section 162(m) of the Tax Code.”
The principal features of the Amended Plan are summarized below, but the summary is qualified in its entirety by reference to the actual plan document. A copy of the Prior Plan was included as Appendix A to the Company’s definitive Proxy Statement for the 2015 annual meeting of shareholders filed with the SEC on April 8, 2015. A copy of the proposed amendment is attached hereto as Appendix A.
Amended 2010 Omnibus Incentive Plan
The Amended Plan, as proposed for shareholder approval, is modified from the Prior Plan to provide the Company with additional share funding to preserve the Amended Plan as an effective tool while maintaining grant terms and restrictions consistent with emerging corporate governance practices and supportive of fair and effective executive pay practices.
Features of the Amended Plan:

•
Funded with an additional 9,900,000 shares, in addition to any shares that may be forfeited from the Prior Plan funding of 2,700,000 shares, creating a maximum share pool of 12,600,000 for use by the Company beginning with adoption of the Prior Plan in 2010;

•
Allows continuation of our transition to emphasis on performance and share ownership, while granting at an average rate well below the ISS 3-Year Burn Rate Industry Benchmark[1] (unchanged from Prior Plan);

•	Individual award limit of $2,000,000 in annual incentive award in any calendar year (unchanged from Prior Plan);

•	Individual award limit of $3,000,000 in long-term Incentive cash award in any calendar year (unchanged from Prior Plan);

•	Individual employee award limits of 1,500,000 shares in any calendar year;

•	Restriction limiting shares issued to non-executive directors of 175,000 shares in any calendar year;

•
Allows for award of annual cash incentive, restricted stock, restricted stock units, stock options, incentive stock options, stock appreciation rights, performance shares and units, and other awards (unchanged from Prior Plan);

•	Prohibits re-pricing or post-dating of options or SARs; does not allow discounted Options or discounted SARs (unchanged from Prior Plan);

•	Material amendments to the plan require additional shareholder approval (unchanged from Prior Plan);

•
Allows for “performance-based awards” maintaining full deductibility of compensation to our named executive officers in the event compensation exceeds $1M in any single year (unchanged from Prior Plan); and

•	Awards are administered by an independent committee (unchanged from Prior Plan).
(1) Institutional Shareholder Services, Inc. (ISS) has established benchmark share usage statistics for various industry sectors based on 4-digit GICS categorization for purposes of monitoring compensation practices of companies. For Emergent Capital, Inc., the applicable GICS is 4020, Diversified Financials, for the non-Russell 3000 company size grouping.

New Plan Benefits
Awards granted under the Plan are within the Committee’s discretion, and the Committee has not yet determined future awards or which individuals may receive them.

Approval of the Amended Plan for Purposes of Section 162(m) of the Tax Code
Section 162(m) of the Code (“Section 162(m)”) limits the deductibility of compensation paid to each of the Company’s chief executive officer and the three other highest compensated officers, other than the chief financial officer (collectively, the “Covered Employees”), in any one year to $1,000,000, unless the compensation is “qualified performance-based compensation.” The Amended Plan has been structured in a manner that enables the Company to grant awards to Covered Employees designed to satisfy the requirements of “qualified performance-based compensation” within the meaning of Section 162(m). These awards are referred to as “qualified performance-based awards” and are in addition stock options and stock appreciation rights, which are also expressly authorized under the Amended Plan and also may qualify as qualified performance-based compensation for purposes of Section 162(m).
One of the requirements of Section 162(m) relates to shareholder approval (and, in certain cases, re-approval) of the plan under which the awards are granted, including approval of the material terms of the performance goals under which qualified performance-based awards may be paid. In this regard, Section 162(m) requires re-approval of those performance goals after five years if the Committee has retained discretion to vary the targets under the performance goals from year to year. The Committee has retained discretion to vary the targets under the performance goals from year to year under the Plan.
In addition, stock options or SARs also can qualify as qualified performance-based compensation under Section 162(m). In order for stock options and SARs to qualify as qualified performance-based compensation, Section 162(m) requires that the shareholders approve a maximum limit on the number of shares underlying such awards that may be granted to a participant over a specified period and that the exercise price of any such award not be less than the fair market value of a share of common stock on the grant date of the award.
The shareholders are being asked to approve the Amended Plan and the material terms of the performance goals in the Amended Plan under which an award of qualified performance-based compensation may be granted, in order to preserve the Company’s ability to deduct compensation paid to Covered Employees pursuant to any qualified performance-based award, stock option or SAR that may be made in the future under the Amended Plan. For purposes of Section 162(m), the material terms include the employees eligible to receive compensation, a description of the business criteria on which the performance goal is based (i.e., performance measures), and the maximum amount of compensation that can be paid to an employee under the performance goal (i.e., individual annual award limits). Shareholder approval of the material terms of the Amended Plan (including, but not limited to, the individual annual award limits) will allow the Committee the opportunity to grant awards intended to qualify as performance-based compensation under Section 162(m). Each award under the Amended Plan is discussed below. Shareholder approval of the Amended Plan also will constitute re-approval of the material terms of the Plan for purposes of Section 162(m) approval requirements. However, nothing in this proposal precludes the Committee from granting, and the Committee reserves the right to grant, awards that do not qualify as qualified performance-based compensation under Section 162(m). Additionally, there is no guarantee that awards intended to qualify as qualified performance-based compensation under Section 162(m) ultimately will be deductible by the Company.
Summary of Material Amendments
The following is a brief summary of the material amendments that are included in the Amended Plan:

•	Increase in share funding from 2,700,000 shares to 12,600,000;

•	Increase individual maximum share award from 400,000 shares to 1,500,000 shares; and

•	Increase restriction limiting shares issued to non-executive directors in any calendar year from 25,000 shares to 175,000.

Summary of the Provisions of Our Plan
Purpose
The Amended Plan is intended to advance the Company’s interests and those of its shareholders by providing incentives to our employees, directors and consultants to contribute significantly to the strategic and long-term performance objectives and growth of the Company and its subsidiaries. The Plan is designed to provide flexibility to enable us to attract and retain the services of these individuals, upon whose judgment, interest and special effort the successful conduct of our operations is largely dependent.
Eligibility
Any officer, employee, director or consultant of the Company or any of its subsidiaries or affiliates is eligible to receive an award under the Plan. As of December 31, 2016, there were approximately 24 employees of the Company and its subsidiaries and 6 non-employee directors of the Company. The selection of participants and the nature and size of the awards is subject to the Committee’s discretion.
Awards Outstanding
Since 2013, the Company has awarded equity primarily for the following purposes:

•	As compensation for non-employee directors by paying a portion of the annual retainer with the issuance of restricted shares; and,

•
To provide competitive long-term incentive compensation for executives and senior officers, and encourage an alignment of interests with shareholders, with awards of stock options and performance shares primarily using performance-based restricted stock units.

The following table sets forth information regarding historical awards granted and earned for the 2013 through 2016 period, and the shares available for issuance from the plan.
Corporate Governance Aspects of the Incentive Compensation Plan
The Committee believes the Amended Plan reinforces the alignment between equity compensation arrangements for eligible participants and shareholders’ interests. These provisions include the following:

•	No Discounted Options or Stock Appreciation Rights (SARs). Stock options and SARS may not be granted with exercise prices lower than the market value of the underlying shares on the grant date.

•
Repricing Prohibited. The Amended Plan explicitly prohibits the reduction of the purchase price of a stock option or SAR or the exchange of a stock option or SAR with a lower purchase price, except in connection with a recapitalization or reorganization event.

•
Minimum Vesting Requirements. As contemplated by the Amended Plan, grants of restricted stock to executive officers are subject to minimum vesting requirements. Restricted stock and RSUs grants to executive officers that are not performance-based are subject to a minimum vesting period of pro rata installments over three years from the date the award is made. Grants of stock options and SARs to executive officers must have a vesting period of at least three years from the date of grant, subject to death or disability of the participant or a change in control.

•
No Liberal Share Recycling. Shares used to pay the exercise price or withholding taxes related to any outstanding awards, shares repurchased by the Company in the open market using proceeds from option exercises and unissued shares resulting from the net settlement of outstanding options or SARs do not become available for issuance as future awards under the Amended Plan.

•
Double Trigger Change of Control Vesting. In the event of a change of control where the outstanding awards under the Plan are assumed or replaced by the surviving entity with a replacement award, unvested awards are not automatically vested, but vesting is accelerated in the event of a qualifying termination of employment within two years of the change in control.

•
No Transferability. The Amended Plan imposes restrictions on transfer such that awards generally may not be transferred, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

•	No “Evergreen” Provision. The Amended Plan does not contain an “evergreen” provision pursuant to which shares authorized for issuance can be automatically replenished.

•	No Automatic Grants. Neither the Prior Plan nor the Amended Plan provides for automatic grants to any participant.

•	No Tax Gross-ups. Neither the Prior Plan nor the Amended Plan provides for any tax gross-ups.

 Equity Compensation Plan Information
The following table provides information regarding our existing equity compensation plans and shares available for future issuance as of December 31, 2016:
EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding shares referenced in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders:	—	—	1,554,323 (2)
Options	763,594 (1)	$8.52
Equity compensation plans not approved by shareholders:	N/A	N/A	N/A
Total	763,594 (1)	$8.52	1,554,323 (2)

(1)	Option awards were granted in 2011 and 2013.

(2)	Excludes restricted share units and awards of 382,083 outstanding as of December 31, 2016.

Plan Reserve
The aggregate number of shares available for issuance under the Amended Plan is 12,600,000, of which an estimated 11,454,323 would be available for issue. This represents an increase of 9,900,000 from the Prior Plan. Additionally, the Amended Plan provides for maximum amounts of shares (and/or cash payments) that may be awarded to participants in any one calendar year. Under the Amended Plan, in any one calendar year, no participant may receive awards of stock options or SARs for more than 1,500,000 shares, stock-settled performance awards for more than 1,500,000 shares, cash-denominated multi-year Long-Term Incentive awards of more than $3,000,000, or annual incentive awards for more than $2,000,000. Additionally, no non-employee director may receive awards of more than 175,000 shares in any one calendar year.
The number of shares reserved under the Amended Plan will be depleted by one share for each share subject to a stock-settled award. Fractional shares will not be issued under the Amended Plan. Awards settled solely in cash do not reduce the number of shares of Stock available for Awards. Shares may be re-credited to the plan reserve if (i) an award lapses, expires, terminates, or is cancelled without the underlying shares being issued; (ii) it is determined during or at the conclusion of the term of an award that all or some shares underlying the award may not be issued because the conditions for such issuance failed to be met; (iii) shares subject to an award are forfeited; or (iv) shares are issued pursuant to an award but are subsequently reacquired by the Company (except with respect to incentive stock options). Shares of common stock issued in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its subsidiaries will not reduce the number of shares available to be issued under the Amended Plan.
Type of Awards
A participant is permitted to receive multiple grants of awards. The terms and provisions of a type of award with respect to any recipient need not be the same with respect to any other recipient of such award.
The following types of awards may be granted under the Plan:
Stock Appreciation Rights (“SARs”). The Committee may grant SARs either separately or in tandem with a stock option granted under the Plan. Upon exercise, each SAR entitles a participant to receive an amount equal to the appreciation in Fair Market Value of a share of common stock on the date the SAR is exercised over the Fair Market Value of a share of common stock on the date the SAR is granted. The payment may be settled in cash, shares of common stock, or a combination of both. Except in the event of certain corporate events or transactions that are further identified and outlined in the Plan, once a SAR is granted, the Committee has no authority to reduce the grant price, nor may any SAR granted under the Plan be surrendered to the Company as consideration for the grant of a new SAR with a lower price at the date of grant.
Restricted Stock and RSUs. An award of Restricted Stock is an award of shares of common stock that may not be sold or otherwise disposed of during a restricted period as determined by the Committee. An award of RSUs is an award of the right to receive a share of common stock after the expiration of a restricted period determined by the Committee. The Committee may also impose additional restrictions on an award of Restricted Stock or Restricted Stock Units, including, but not limited to, attainment of certain performance goals during the restricted period. Restricted Stock may be voted by the recipient. Restricted stock and RSUs grants to executive officers that are not performance-based are subject to a minimum vesting period of pro rata installments over three years from the date the award is made.
Performance Awards (Performance Shares and Performance Units). Performance shares and performance units are awards of a fixed or variable number of shares or of stock units that are contingent upon the achievement of performance goals established by the Committee. The performance period may consist of one or more calendar years or other period for which performance is being measured. If the applicable performance criteria are met, (i) the shares are earned and become unrestricted with respect to performance shares, to the extent no other restrictions have been placed on the underlying shares, or (ii) an amount is payable with respect to performance units in cash, shares, or a combination of both. No participant may receive cash-denominated performance awards of more than $5,000,000 or share-denominated performance awards of more than 500,000 shares in any one calendar year.
Stock Options. Stock Options may be nonqualified stock options or incentive stock options that comply with Code Section 422. Only an employee of the Company may receive incentive stock options. The Committee determines all terms and conditions of stock options, including the number of shares subject to the option and the applicable vesting period. Except in the event of death or disability, or in the event of a change in control, the vesting period for stock options granted to executive officers cannot be less than three years. The exercise price per share for all shares of common stock issued pursuant to stock options under the Amended Plan may not be less than the fair market value of the shares subject to the option on the grant date. The Amended Plan limits the term of any stock option to 10 years and prohibits repricing of options.
Annual Incentive Awards. Participants in the Plan may receive Annual Incentive Awards. Under an Annual Incentive Award, the participant may receive an amount based on the achievement of performance goals established by the Committee. As proposed to be revised by the Amended Plan, the Committee must certify whether the performance goals applicable to the Annual Incentive Award have been satisfied. As required by Code Section 162(m), the Plan provides an annual limit of $2,000,000 on the amount a single participant may earn under an Annual Incentive Award for any calendar year.
Other Incentive Awards. The Committee may grant other types of awards that may be based in whole or in part by reference to common stock or upon the achievement of performance goals or such other terms and conditions as the Committee may prescribe.
Performance Measures-Section 162(m)
As discussed above under the heading “Approval of the Amended Plan for Purposes of Section 162(m) of the Tax Code,” Section 162(m) limits the federal income tax deductibility of compensation in excess of $1,000,000 per year paid to Covered Employees, unless the compensation is “qualified performance-based compensation” within the meaning of Section 162(m). Under the Amended Plan, awards may, but need not, include performance criteria that are intended to satisfy Section 162(m). To the extent that awards are intended to qualify as “qualified performance-based awards” under Section 162(m), the performance criteria will be based upon one or more of the following performance criteria, as determined by the Committee and subject to adjustment as provided in the Amended Plan:
“Performance Goals” means any goals the Committee establishes that relate to one or more of the following with respect to the Company or any one or more Subsidiaries, Affiliates or other business units.

•
Earnings & Revenue Measures: net income; operating income; income from continuing operations; net sales; cost of sales; revenue; gross income; earnings (including before taxes, and/or interest and/or depreciation and amortization); net earnings per share (including diluted earnings per share); net operating profit; pre-tax profit; return on revenues; cost structure reduction; cost savings; operating goals; operating margin; profit margin; sales performance; internal revenue growth

•	Market Measures: fair market value; total shareholder return

•	Cash Measures: cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities

•
Balance Sheet Measures: ratio of debt to debt plus equity; return on shareholder equity; return on capital; return on assets; return on equity; return on investment; operating working capital; working capital as a percentage of net sales; cost of capital; average accounts receivable; economic value added; performance value added; book value; tangible book value; book value per Share; market-to-book ratio; and market-to-tangible-book ratio

•	Customer and Marketing Measures: customer satisfaction; customer loyalty and/or retention; market share

As to each Performance Goal, the relevant measurement of performance shall be computed in accordance with generally accepted accounting principles, but, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), will exclude the effects of: (i) charges for reorganizing and restructuring; (ii) discontinued operations; (iii) asset write-downs; (iv) gains or losses on the disposition of a business; (v) changes in tax or accounting principles, regulations or laws; (vi) mergers, acquisitions or dispositions; and (vii) extraordinary, unusual and/or non-recurring items of gain or loss, that in all of the foregoing the Company identifies in its audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s annual report. Also, the Committee may, to the extent consistent with Code Section 162(m), appropriately adjust any evaluation of performance under a Performance Goal to exclude any of the following events that occurs during a performance period: (i) litigation, claims, judgments or settlements; (ii) the effects of changes in other laws or regulations affecting reported results; and (iii) accruals of any amounts for payment under the Amended Plan or any other compensation arrangements maintained by the Company. In addition, in the case of Awards that at the date of grant the Committee determines will not be considered “performance-based compensation” under Code Section 162(m), the Committee may establish other Performance Goals not listed in the Amended Plan and make any adjustments to such goals not listed in the Amended Plan. Where applicable, the Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers or a percentage) in the particular criterion or achievement in relation to a peer group or other index. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).
The number of shares of common stock or other benefits granted, issued, retainable, or vested under an award that is intended to satisfy Section 162(m) upon satisfaction of performance criteria may be reduced by the Compensation Committee in its sole discretion.
Administration
The Compensation Committee of the Board of Directors or a sub-committee consisting of two or more Board members will administer the Plan (the “Committee”). Each Committee member must qualify as a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and an “outside director” under Section 162(m) of the Code, and also must meet the director independence criteria under the rules of the New York Stock Exchange.
The Committee has full authority and discretion to administer and interpret the Amended Plan, including, but not limited to, the authority to:

•	select the persons to whom awards may be granted;

•	determine the terms, conditions, form and amount of the awards;

•	establish objectives, conditions and, where applicable, performance goals with respect to awards; and

•	determine whether the conditions for earning an award have been met.

     The Amended Plan provides that the Committee has the authority to determine the circumstances under which vesting provisions applicable to awards may be accelerated. The Committee has full power to adopt or establish such rules, regulations, agreements, guidelines, procedures, forms and instruments, as may be necessary or advisable for the administration and operation of the Amended Plan. The Committee may delegate its authority to the Chief Executive Officer or to other officers or employees of the Company, provided that such delegation will not extend to actions with respect to awards made to “covered employees,” as defined in Section 162(m) of the Code, or to “officers” for purposes of Rule 16b-3 under the Exchange Act.

Termination of Employment or Services
The treatment of awards upon termination of employment or service under the Amended Plan will generally be determined in the applicable award agreement. The Committee may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a participant’s death, disability (as defined by the Committee) or a change in control or, in the case of Awards that at the date of grant the Committee determines will not be considered performance-based compensation under Code Section 162(m), retirement (as defined by the Committee) or such other circumstances as the Committee may specify.
Change in Control
Unless otherwise provided in an award agreement or by the Committee prior to the date of a change in control, in the event of a change in control, to the extent that outstanding awards under the Plan are assumed or replaced by the surviving entity with a replacement award, such awards will remain outstanding and continue to be governed by their terms.
If, within 36 months following a change in control, a participant is involuntarily terminated other than for cause, death or disability, or voluntarily terminates with “good reason” within 36 months after such change in control, such participant’s outstanding awards will become fully vested. If awards are contingent upon attainment of performance goals, all performance goals will be deemed achieved at the level most favorable to the Participant.
If the Committee determines that replacement awards are not provided in connection with a change in control, and unless otherwise provided by the Committee in the agreement applicable to an award, upon a change in control, then the Committee may provide that some or all of such outstanding Awards shall be cancelled as of the date of the change in control in exchange for a payment in cash and/or Shares (which may include shares or other securities of any surviving or successor entity or the purchasing entity or any parent thereof). If awards are contingent upon attainment of performance goals, all performance goals will be deemed achieved at the level most favorable to the Participant.
Transferability
Awards are not transferable other than by will or the laws of descent and distribution, unless and to the extent the Committee allows a Participant to: (a) designate in writing a beneficiary to exercise the Award or receive payment under the Award after the Participant’s death; (b) transfer an Award to the former spouse of the Participant as required by a domestic relations order incident to a divorce; or (c) transfer an Award; provided, however, that with respect to clause (c) above the Participant may not receive consideration for such a transfer of an Award.
Clawback Provision
Any Awards granted pursuant to the Amended Plan, and any Stock issued or cash paid pursuant to an Award, shall be subject to any recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, the Company from time to time, including pursuant to the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Repricing and Backdating Prohibited
Notwithstanding anything in the Amended Plan to the contrary, and except for the adjustments provided in the Amended Plan, neither the Committee nor any other person may (i) amend the terms of outstanding Options or SARs to reduce the exercise or grant price of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise or grant price that is less than the exercise or grant price of the original Options or SARs; or (iii) cancel outstanding Options or SARs with an exercise or grant price above the current Fair Market Value of a Share in exchange for cash or other securities. In addition, the Committee may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Committee takes action to approve such Award
Effective Date, Amendment and Termination
If approved by the shareholders, the Amended Plan will become effective as of the date of such approval and unless the Board earlier terminates the Amended Plan, the Amended Plan will terminate when all Shares reserved for issuance have been issued. If the term of the Amended Plan extends beyond ten (10) years from the effective date of the amendment, no incentive stock options may be granted after such time unless the shareholders of the Company have approved an extension of the Amended Plan.
The Board or the Committee may amend, alter, suspend, discontinue or terminate the Amended Plan at any time, subject to the following limitations: (1) the Board must approve any amendment of the Amended Plan to the extent the Company determines such approval is required by: (A) prior action of the Board, (B) applicable corporate law or (C) any other applicable law; (2) shareholders must approve any amendment of the Amended Plan to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded or (D) any other applicable law; and (3) shareholders must approve any of the following Plan amendments: (A) an amendment to materially increase any number of shares reserved under the Amended Plan or the individual award limits described above; (B) an amendment to shorten the minimum vesting periods required under the Amended Plan; or (C) an amendment to the anti-repricing provisions of the Amended Plan.
Federal Income Tax Considerations
The following is a brief summary of the principal United States federal income tax consequences applicable to the Amended Plan participants and the Company and is based upon an interpretation of present federal tax laws and regulations, which may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice, nor does it not describe state, local or foreign tax consequences. To the extent any awards under the Amended Plan are subject to Section 409A of the Code, the following description assumes that such awards will be designed to conform to the requirements of Section 409A of the Code and the regulations promulgated thereunder (or an exception thereto). The Amended Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.
Stock Appreciation Rights. No taxable income is generally recognized by a participant upon the grant of a SAR under the Plan. Upon the exercise of a SAR, the participant will recognize ordinary income in an amount equal to either: (i) the Fair Market Value of the shares of common stock; or (ii) the amount of cash received. Shares of common stock received upon the exercise of a SAR will, upon subsequent sale, be eligible for capital gain treatment, with the capital gain holding period commencing on the date of exercise of the SAR.
The Company is entitled to a tax deduction for compensation paid to a participant at the same time and in the same amount as the participant recognizes ordinary income upon exercise of the SAR.
Unrestricted Stock Awards. The tax consequences of receiving common stock pursuant to any other share-based incentive award under the Amended Plan are similar to receiving cash compensation from the Company, unless the common stock awarded is restricted stock. If the shares of common stock are unrestricted, the participant must recognize ordinary income equal to the fair market value of the common stock received, less any amount paid for common stock. The Company generally is entitled to a tax deduction for compensation paid to a participant at the same time and in the same amount as the participant recognizes ordinary income.
Restricted Stock Awards and Performance Stock Awards. A recipient of restricted stock normally will not be required to recognize income for federal income tax purposes at the time of grant, nor is the Company entitled to any deduction, to the extent that the common stock awarded has not vested. When any portion of the restricted stock vests, the participant will recognize ordinary income in an amount equal to the fair market value of the vested common stock on the vesting date. A recipient may, however, make an election under Section 83(b) of the Code within 30 days of the date of the grant of shares of common stock to be taxed at the time of the grant of the award. A participant who makes a Section 83(b) election will recognize ordinary taxable income on the date of the grant equal to the fair market value of the shares as if the shares were unrestricted. If the shares subject to such election are subsequently forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. If a Section 83(b) election has not been made, any dividends received with respect to the restricted stock award prior to the lapse of the restrictions will be treated as additional compensation that is taxable as ordinary income to the participant. Upon sale of the vested common stock, the participant will realize short-term or long-term capital gain or loss, depending on the holding period. The holding period generally begins when the restriction period expires. If the recipient timely made a Section 83(b) election, the holding period commences on the date of the grant. The Company generally is entitled to a deduction for compensation paid to a participant at the same time and in the same amount as the participant recognizes ordinary income.
Depending on the terms of the award, performance stock awards are taxed in a manner similar to restricted stock. A participant generally will not recognize income upon the grant of a performance stock award. Upon payment of the performance stock award, the participant will recognize ordinary income in an amount equal to the fair market value of the common stock received. The Company generally is entitled to a deduction for compensation paid to a participant at the same time and in the same amount as the participant recognizes ordinary income.
Restricted Stock Units and Performance Units. A recipient of units generally will be subject to tax at ordinary income rates on the fair market value of any common stock issued or cash paid pursuant to an award of restricted stock units and/or performance units, and the Company generally will be entitled to a deduction equal to the amount of the ordinary income realized by the recipient. The fair market value of any common stock received generally will be included in income (and a corresponding deduction generally will be available to the Company) at the time of receipt. The capital gain or loss holding period for any common stock distributed under an award will begin when the recipient recognizes ordinary income in respect of that distribution.
Nonqualified Stock Options. For federal income tax purposes, no income is generally recognized by a participant upon the grant of a nonqualified stock option. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of a share of common stock on the date of exercise over the exercise price, multiplied by the number of shares received pursuant to the exercise of the option. Upon a subsequent sale of the common stock acquired under a nonqualified stock option, the participant will recognize a gain or loss that is measured by the difference between (i) the exercise price, increased by any compensation reported upon the participant’s exercise of the option and (ii) the amount realized on such sale or exchange. Any such gain or loss will be capital in nature if the shares were held as a capital asset, and will be long-term if such shares were held for more than one year. The Company generally is entitled to a tax deduction for compensation paid to a participant at the same time and in the same amount as the participant recognizes compensation upon exercise of the option.
Incentive Stock Options. Options issued under the Amended Plan and designated as incentive stock options are intended to qualify as such under Section 422 of the Code. No taxable income is recognized by the participant upon the grant or exercise of an incentive stock option and the Company will not be entitled to a deduction at the time of the grant or exercise of the option; provided, however, that the difference between the fair market value of the common stock received on the exercise date and the exercise price paid is an item of tax preference for purposes of determining the participant’s alternative minimum tax. The taxation of gain or loss upon the sale of the common stock acquired upon exercise of an incentive stock option depends, in part, on whether the holding period of the common stock is at least (i) two years from the date the option was granted and (ii) one year from the date the common stock was transferred to the participant. If this holding period is satisfied, any gain or loss realized on a subsequent disposition of the common stock will be treated as a long-term capital gain or loss. If this holding period is not met, then upon such “disqualifying disposition” of the common stock, the participant will realize compensation, taxable as ordinary income, in an amount equal to the excess of the fair market value of the common stock at the time of exercise over the option price, limited to the gain on such sale. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss), depending on the holding period. If the participant recognizes ordinary income upon a disqualifying disposition, the Company generally will be entitled to a tax deduction in the same amount. If, however, the participant meets the applicable holding period, the Company generally will not be entitled to a tax deduction with respect to capital gains recognized by the participant.
If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option will be treated as a nonqualified stock option.
Annual Incentive Award and Other Incentive Awards. A participant will recognize ordinary income upon receipt of cash pursuant to a cash award. The Company generally will be entitled to a deduction equal to the amount of the ordinary income realized by the participant.
Other Incentive Awards. The federal income tax consequences of other incentive awards will depend on how the awards are structured. Generally, the Company will be entitled to a deduction with respect to other incentive awards only to the extent that the recipient realizes compensation income in connection with such awards.
Limitations on Company Deductions; Consequences of a Change of Control. With certain exceptions, Section 162(m) limits the Company’s ability to deduct compensation paid to Covered Employees in excess of $1,000,000. However, compensation paid to Covered Employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m). Under the Amended Plan, awards of stock options, stock appreciation rights, and performance shares and/or units (intended to be treated as qualified performance-based compensation as defined in the Code) granted to Covered Employees generally are intended to satisfy the requirements of “qualified performance-based compensation” and it is expected that the Company generally will be entitled to a deduction with respect to such awards. However, the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the Amended Plan will be deductible under all circumstances.
In addition, under the Amended Plan, if a change of control occurs that (i) accelerates the vesting of awards or (ii) is deemed to result in the attainment of performance goals linked to awards, the participants could receive payments in excess of a threshold amount (“excess parachute payments”), which could result in (i) a 20% excise tax on the excess parachute payments to the participants and (ii) a disallowance of the Company’s tax deductions under Section 280G of the Code.
Internal Revenue Code Section 409A. Awards of stock options, stock appreciation rights, restricted stock units, other share-based awards and performance grants under the Amended Plan may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A of the Code. Generally, to the extent that these awards fail to meet certain requirements under Section 409A, the regulations issued thereunder or an exception thereto, the award recipient will be subject to immediate taxation, interest and tax penalties in the year the award vests. It is our intent that awards under the Amended Plan will be structured and administered in a manner that complies with, or satisfies the requirements to be exempt from, the requirements of Section 409A of the Code.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE AMENDMENT TO THE AMENDED AND RESTATED 2010 OMNIBUS INCENTIVE PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of the Company’s common stock, as of March 31, 2017, by each person known by the Company to own more than 5% of our common stock, each director, nominees and each of the executive officers identified in the Summary Compensation Table and by all of its directors, nominees and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Under these rules, beneficial ownership also includes any shares as to which the individual or entity has the right to acquire beneficial ownership of within 60 days of March 31, 2017, through the exercise or conversion of any note, stock option or other right. As of March 31, 2017, the Company had 28,413,844 shares of common stock, inclusive of 608,000 shares held as treasury stock that cannot be voted. Accordingly, the percentages in the table that follows are calculated off of the 27,805,844 outstanding shares that were eligible to vote at March 31, 2017. Except as otherwise noted, the information presented for persons known to own more than 5% of our common stock is derived from filings made by such persons with the Securities and Exchange Commission.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
5% Stockholders
Bulldog Investors LLC (1)	5,435,384	19.5%
Horizon Kinetics LLC (2)	1,551,806	5.6%
NS Advisors LLC (3)	1,768,794	6.4%

Executive Officers and Directors
Phillip Goldstein (4)	4,471,372	16.1%
Andrew Dakos (5)	4,056,308	14.6%
Antony Mitchell (6)	2,467,841	8.9%
James Chadwick (7)	291,671	1.0%
Richard O'Connell, Jr. (8)	90,000	*
Miriam Martinez (9)	60,200	*
Michael Altschuler (10)	55,725	*
Richard Dayan (11)	51,522	*
Gerald Hellerman (12)	48,298	*
David Sasso (13)	46,000	*
Michael Crow (14)	23,672	*
Gilbert Nathan	5,000	*
Christopher O'Reilly	—	*
All Executive Officers and Directors as a group (13 people)	9,467,609	33.3%

*    Less than one percent.

1.
Based upon the Schedule 13F filed with the SEC on February 24, 2016. Bulldog Investors, LLC and its principals, Phillip Goldstein, Andrew Dakos and Steven Samuels are deemed to have beneficial ownership of the shares listed above. 1,403,006 of the shares listed above are issuable upon the conversion of the convertible notes due 2019, calculated based on the current conversion rate reported by the Company. The business address is Park 80 West, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663.

2.
Based upon the Schedule 13G/A filed with the SEC on February 14, 2017, Horizon Kinetics LLC, held sole investment and voting power over 1,551,806 shares. The business address is 470 Park Avenue South, 4th Floor South, New York, NY 10016.

3.
Based upon the Schedule 13G/A filed with the SEC on February 14, 2017, NS Advisors LLC held sole investment power and sole voting power over 1,768,794 shares. The business address is 274 Riverside Avenue, Westport, CT 06880.

4.
Includes 4,285,185 shares of common stock owned by various private investment funds, the general partners of which Mr. Goldstein is a principal. Also includes shares of common stock held by various accounts over which Bulldog Investors, LLC and/or Mr. Goldstein holds voting and/or investment power and 186,187 shares of common stock owned directly by Mr. Goldstein. Excludes 7,281 shares of restricted stock, which will vest on May 28, 2016. Does not include 5,000 target performance shares for restricted common stock.

5.
Includes 4,032,377 shares of common stock owned by various private investment funds, the general partners of which Mr. Dakos is a principal. Also includes shares of common stock held by various accounts over which Bulldog Investors, LLC and/or Mr. Dakos holds voting and/or investment power and 23,931 shares of common stock owned directly by Mr. Dakos. Excludes 7,281 shares of restricted stock, which will vest on May 28, 2016.

6.	Includes options to purchase 240,000 shares of common stock and warrants to purchase 1,413,507 shares of common stock.

7.	Excludes 7,281 shares of restricted stock, which will vest on May 28, 2016.

8.	Includes options to purchase 77,500 shares of common stock.

9.	Includes options to purchase 58,200 shares of common stock.

10.	Includes options to purchase 55,725 shares of common stock.

11.	Excludes 7,281 shares of restricted stock, which will vest on May 28, 2016.

12.	Excludes 4,854 shares of restricted stock, which will vest on May 28, 2016.

13.	Includes options to purchase 45,000 shares of common stock.

14.	Excludes 7,281 shares of restricted stock, which will vest on May 28, 2016.

See "Reason for Amended Articles - Description of Recapitalization Transaction" to "Item 4 - Vote to Approve the Amendment to the Articles of Incorporation" for additional information regarding changes in control.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and greater than 10% shareholders file reports of ownership and changes of ownership of common stock with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of copies of Forms 3, 4 or 5 filed by the Company on behalf of its directors and officers or otherwise provided to the Company, other than as described below, the Company believes that during and with respect to the year ended December 31, 2016, its officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

OTHER MATTERS
Incorporation Of Certain Information By Reference
The rules of the SEC allow the Company to “incorporate by reference” into this proxy statement certain information that we have filed with the SEC. This means that we can disclose important information to our stockholders by referring the stockholders to another document. The information incorporated by reference into this proxy statement is an important part of this proxy statement and is considered to be part of this proxy statement from the date we file that information with the SEC. Any reports filed by us with the SEC after the date of this proxy statement will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference into this proxy statement.
The following documents filed with the SEC are incorporated by reference in this Proxy Statement:

•	Items 7, 7A, 8 and 9 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016; and

•	The financial statements and accompanying footnotes included in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2017.
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 ( including the financial statements and the financial statements schedules, if any, but not including exhibits), are being mailed with this Proxy Statement, Exhibits to the Annual Report on Form 10-K and Quarterly Report on Form 10-Q will be furnished, without charge, by writing to Emergent Capital, Inc., 5355 Town Center Road, Suite 701, Boca Raton, Florida 33486, Attention: Investor Relations. The documents referred to above are also available from the EDGAR filings that can be obtained through the SEC’s website at http://www.sec.gov or our website at www.emergentcapital.com.
Safe Harbor Statement
This press release may contain certain "forward-looking statements" relating to the business of Emergent Capital, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "intends, "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although Emergent believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. These statements include, but may not be limited to, those related relating to the recapitalization of the Company through a proposed transaction with PJC Investments, including the timing of closing the proposed transaction, and the Company’s expectations regarding the extent of the impact of the proposed transaction on the Company’s recapitalization efforts. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include (1) risks associated with the proposed transaction, including but not limited to risks related to the failure to close the proposed transactions, including due to the failure to receive the requisite shareholder approval, (2) the ability to successfully complete recapitalization efforts, (3) loss of key management and other personnel, (4) risks associated with our debt leverage and operating covenants under our debt instruments, (5) changes in economic conditions in the United States and abroad, and (6) other risks, uncertainties and other factors described in the Company's quarterly reports on Form 10-Q and annual reports on Form 10-K and in the Company's other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Other than as required under the securities laws, Emergent does not assume a duty to update these forward-looking statements.
Shareholder Proposals for the 2018 Annual Meeting
Shareholder proposals, including shareholder director nominations, intended for inclusion in next year’s Proxy Statement pursuant to Rule 14a-8 for the 2018 annual meeting of shareholders must be received at the Company’s principal executive offices on or before December 16, 2017. Unless otherwise required by law, shareholder proposals received after this date will not be included in next year’s Proxy Statement. Shareholder proposals not intended for inclusion in next year’s Proxy Statement or notice of meeting, but which instead are sought to be presented directly at next year’s annual meeting, will be considered untimely if received later than December 16, 2017. Proxies will confer discretionary authority with respect to such untimely proposals. In order to curtail controversy as to the date upon which such written notice is received by the Company, it is suggested that such notice be submitted by Certified Mail, Return Receipt Requested.
Householding
The Company’s annual report, including audited financial statements for the fiscal year ended December 31, 2016, is being mailed to you along with this Proxy Statement. In order to reduce printing and postage costs, Broadridge Investor Communication Services has undertaken an effort to deliver only one annual report and one proxy statement to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if Broadridge has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one annual report and one proxy statement, the Company will promptly deliver a separate copy of the annual report and the proxy statement to any shareholder who sends a written request to Emergent Capital, Inc., 5355 Town Center Road, Suite 701, Boca Raton, Florida 33486, Attention: Investor Relations or who calls our Investor Relations staff at 561-995-4300.
You can also notify Broadridge that you would like to receive separate copies of the Company’s annual report and proxy statement in the future by writing or calling your bank or broker. Even if your household has received only one annual report and one proxy statement, a separate proxy form or voting instruction form, as applicable, should have been provided for each shareholder account. Each proxy form or voting instruction form, as applicable, should be signed, dated, and returned in the enclosed self-addressed envelope. If your household has received multiple copies of the Company’s annual report and proxy statement, you can request the delivery of single copies in the future by completing the enclosed consent, if applicable, or writing or calling Broadridge directly.
Additional Information
Any person from whom proxies for the meeting are solicited may obtain, if not already received, from our Company, without charge, additional copies of our Company’s 2017 Proxy Statement for Annual Meeting, Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, by written request addressed to Emergent Capital, Inc., 5355 Town Center Road, Suite 701, Boca Raton, Florida 33486, Attention: Investor Relations.
The reports of the Audit Committee and Compensation Committee are not soliciting material, are not deemed filed with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate these reports by reference in another filing.

APPENDIX A

FIRST AMENDMENT TO IMPERIAL HOLDINGS, INC.
AMENDED AND RESTATED 2010 OMNIBUS INCENTIVE PLAN
Dated April 10, 2017
This amendment (the “First Amendment”) hereby amends that certain 2010 Imperial Holdings, Inc. Omnibus Incentive Plan, as Amended and Restated (the “Plan”) of Emergent Capital, Inc. as follows:
1.Section 6(a) of the Plan shall be amended and restated in its entirety as follows:
Plan Reserve. Subject to adjustment as provided in Section 17, an aggregate of 12,600,000 Shares are reserved for issuance under this Plan; provided that only 12,600,000 shares may be issued pursuant to the exercise of incentive stock options within the meaning of Code Section 422. The Shares reserved for issuance may be either authorized and unissued Shares or Shares reacquired at any time and now or hereafter held as treasury stock. The aggregate number of Shares reserved under this Section 6(a) shall be depleted on the date of grant of an Award by the maximum number of Shares, if any, with respect to which such Award is granted.”
2.Section 6(c) of the Plan shall be amended and restated in its entirety as follows:
Participant Limitations. Subject to adjustment as provided in Section 17, no Participant may be granted Awards that could result in such Participant:
    (i)    receiving Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, other Stock-based Awards pursuant to Section 12, payment of Performance Shares, and/or payment of Performance Units the value of which is based on the Fair Market Value of a Share, relating to more than 1,500,000 Shares during any fiscal year of the Company;
    (ii)    receiving, with respect to an Annual Incentive Award in respect of any single fiscal year of the Company, a cash payment of more than $2,000,000; or
    (iii)    receiving, with respect to a Long-Term Incentive Award and/or an Award of Performance Units the value of which is not based on the Fair Market Value of a Share, a cash payment of more than $3,000,000 in respect of any period of two consecutive fiscal years of the Company, or of more than $4,000,000 in respect of any period of three consecutive fiscal years of the Company.
For Participants who are Non-Employee Directors, the limit set forth in clause (i) above shall be 175,000 Shares rather than 25,000 Shares. In all cases, determinations under this Section 6(c) should be made in a manner that is consistent with the exemption for performance-based compensation that Code Section 162(m) provides.
3.Except as specifically modified pursuant to this First Amendment, all of the provisions of the Plan remain unchanged and continue in full force and effect.

APPENDIX B

UNAUDITED AND PRO FORMA FINANCIAL STATEMENTS
REFLECTING THE EFFECT OF THE TRANSACTION

The Company has prepared unaudited and pro forma financial statements to assist readers in understanding the nature and effects of the Recapitalization Transaction on the consolidated financial statements of the Company. See "Reason for Amended Articles - Description of Recapitalization Transaction" to "Item 4 - Vote to Approve the Amendment to the Articles of Incorporation" for additional information. The selected pro forma consolidated financial information incorporated into this Proxy Statement includes:

•	Our unaudited and pro forma consolidated balance sheet for the quarter ended March 31, 2017;

•	Our unaudited and pro forma consolidated balance sheet for the fiscal year ended December 31, 2016;

•	Our unaudited and pro forma consolidated statement of operations for the quarter ended March 31, 2017; and

•	Our unaudited and pro forma consolidated statement of operations for the fiscal year ended December 31, 2016.

The historical amounts as of and for the three months ended March 31, 2017 were derived from the Company’s unaudited consolidated financial statements that were included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. The historical amounts for the fiscal year ended December 31, 2016 were derived from the Company’s audited consolidated financial statements that were included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Readers are cautioned that the pro forma information is not otherwise necessarily indicative of what the Company’s financial position or results of operations actually would have been if the Transaction had occurred as of the dates presented, or of the Company’s financial position or results of operations in the future. Readers are strongly advised to read the pro forma financial data which follows in conjunction with the financial information provided elsewhere in this Proxy Statement including all financial information incorporated by reference into this Proxy Statement, including our audited financial statements for the years ending December 31, 2016, 2015, and 2014, together with the related notes, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" with respect to these fiscal years, which has also been incorporated by reference in this Proxy Statement, and our unaudited financial statements for the quarter ended March 31, 2017, together with the related notes, which has also been incorporated by reference in this Proxy Statement.
The following tables set forth financial data as of the quarter ending March 31, 2017 and with respect to our fiscal year ending December 31, 2016 (i) on an actual basis and (ii) on an "as adjusted" basis to give effect on a pro forma basis to our entering into of all of the Transactions described in this Proxy Statement, including (1) the completion of the Convertible Note Exchange Offer (assuming 98% of the aggregate principal amount of outstanding Existing Convertible Notes are exchanged in the Convertible Exchange Offer), (2) the completion of the Senior Note Exchange Offer (assuming 100% of the aggregate principal amount of outstanding Existing Senior Notes are exchanged in the Senior Note Exchange Offer), (3) the consummation of the Private Placement, (4) the consummation of the Purchase Agreement (assuming the Purchase Agreement is 100% subscribed) and (5) the issuance of the Warrant. The following tables exclude the payment of the Special Dividend in connection with the Transactions, subject to the specific terms of the Special Dividend, including the principal amount, interest rate and maturity, being determined prior to issuance. Debt is presented at the face value of the underlying debt.

Emergent Capital, Inc.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2017
	2017	Pro Forma	2017
	(Unaudited)	Adjustments	Pro Forma
	(in thousands, except share data)
ASSETS
Assets
Cash and cash equivalents (1)	$2,100	$40,000	$42,100
Cash and cash equivalents (VIE)	15,923	—	15,923
Certificate of deposit	1,004	—	1,004
Prepaid expenses and other assets	2,601	—	2,601
Deposits - other	1,377	—	1,377
Life settlements, at estimated fair value	708	—	708
Life settlements, at estimated fair value (VIE)	505,964	—	505,964
Receivable for maturity of life settlements (VIE)	32,850	—	32,850
Fixed assets, net	208	—	208
Investment in affiliates	2,384	—	2,384
Total assets	$565,119	$40,000	$605,119
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	3,873	—	3,873
Accounts payable and accrued expenses (VIE)	683	—	683
Other liabilities	273	—	273
Interest payable - Convertible Notes	806	—	806
8.5% Convertible Notes, net of discount and deferred debt costs (Old Notes)(2)	65,002	(63,772)	1,230
5% Senior Unsecured Convertible Notes Due 2023 (New Notes) (3)	—	72,806	72,806
Interest payable - Senior Secured Notes	213	—	213
15% Senior Secured Notes, net of discount (Old Notes)	29,387	(29,387)	—
8.5% Senior Secured Notes Due 2021 (New Notes) (4)	—	40,000	40,000
White Eagle Revolving Credit Facility, at estimated fair value (VIE)	290,200	—	290,200
Total liabilities	390,437	19,647	410,084
Commitments and Contingencies
Stockholders’ Equity
Common stock (par value $0.01 per share, 80,000,000 authorized; 29,021,844 issued and 28,413,844 actual;(4) 455,000,000 authorized; 186,521,844 issued and 185,913,844 outstanding, as adjusted) (5)	290	1,575	1,865
Preferred stock (par value $0.01 per share, 40,000,000 authorized; 0 issued and outstanding as of March 31, 2017 and December 31, 2016)	—	—	—
Treasury Stock, net of cost (608,000 shares as of March 31, 2017 and December 31, 2016)	(2,534)	—	(2,534)
Additional paid-in-capital (6)	307,760	29,924	337,684
Accumulated deficit (6)(7)	(130,834)	(11,146)	(141,980)
Total stockholders’ equity	174,682	20,353	195,035
Total liabilities and stockholders’ equity	$565,119	$40,000	$605,119

Emergent Capital, Inc.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2016
	2016	Pro Forma	2016
	(Audited)	Adjustments	Pro Forma
	(In thousands except share data)
ASSETS
Assets
Cash and cash equivalents (1)	$2,246	$40,000	$42,246
Cash and cash equivalents (VIE)	9,072	—	9,072
Certificate of deposit	6,025	—	6,025
Prepaid expenses and other assets	1,112	—	1,112
Deposits - other	1,347	—	1,347
Life settlements, at estimated fair value	680	—	680
Life settlements, at estimated fair value (VIE)	497,720	—	497,720
Receivable for maturity of life settlements (VIE)	5,000	—	5,000
Fixed assets, net	232	—	232
Investment in affiliates	2,384	—	2,384
Total assets	525,818	40,000	565,818
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	2,590	—	2,590
Accounts payable and accrued expenses (VIE)	593	—	593
Other liabilities	359	—	359
Interest payable - Convertible Notes	2,272	(2,227)	45
8.5% Convertible Notes, net of discount and deferred debt costs (Old Notes)(2)	60,535	(59,324)	1,211
5% Senior Unsecured Convertible Notes Due 2023 (New Notes) (3)	—	72,806	72,806
Interest payable - Senior Secured Notes	213	—	213
15% Senior Secured Notes, net of discount (Old Notes)	29,297	(29,297)	—
8.5% Senior Secured Notes Due 2021 (New Notes) (4)	—	40,000	40,000
White Eagle Revolving Credit Facility, at estimated fair value (VIE)	257,085	—	257,085
Total liabilities	352,944	21,958	374,902
Commitments and Contingencies
Stockholders’ Equity
Common stock (par value $0.01 per share, 80,000,000 authorized; 29,021,844 issued and 28,413,844 actual;(4) 455,000,000 authorized; 186,521,844 issued and 185,913,844 outstanding, as adjusted) (5)	290	1,575	1,865
Preferred stock (par value $0.01 per share, 40,000,000 authorized; 0 issued and outstanding as of March 31, 2017 and December 31, 2016)	—	—	—
Treasury Stock, net of cost (608,000 shares as of March 31, 2017 and December 31, 2016)	(2,534)	—	(2,534)
Additional paid-in-capital (6)	307,647	29,925	337,572
Accumulated deficit (6)(7)(8)	(132,529)	(13,458)	(145,987)
Total stockholders’ equity	172,874	18,042	190,916
Total liabilities and stockholders’ equity	$525,818	$40,000	$565,818

Emergent Capital, Inc.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2017
	2017	Pro Forma	2017
	(Unaudited)	Adjustments	Pro Forma
	(in thousands, except share and per share data)
Income
Change in fair value of life settlements	$25,540	$—	$25,540
Other income	50	—	50
Total income	25,590	—	25,590
Expenses
Interest expense	7,535	—	7,535
Extinguishment of 8.5% Convertible Notes	—	9,034	9,034
Extinguishment of 15% Senior Secured Notes	—	2,113	2,113
Change in fair value of Revolving Credit Facilities	11,831	—	11,831
Personnel costs	1,085	—	1,085
Legal fees	995	—	995
Professional fees	1,604	—	1,604
Insurance	192	—	192
Other selling, general and administrative expenses	464	—	464
Total expenses	23,706	11,147	34,853
Income (loss) from continuing operations before income taxes	1,884	(11,147)	(9,263)
Benefit for income taxes	—	—	—
Net income (loss) from continuing operations	$1,884	$(11,147)	$(9,263)
Discontinued Operations:
Income(loss) from discontinued operations	(189)	—	(189)
Benefit for income taxes	—	—	—
Net income (loss) from discontinued operations	(189)	—	(189)
Net income (loss)	$1,695	$(11,147)	$(9,452)
Basic and diluted income (loss) per share:
Continuing operations	$0.07	$(0.12)	$(0.05)
Discontinued operations	$(0.01)	$0.01	$—
Net income (loss)	$0.06	$(0.11)	$(0.05)
Weighted average shares outstanding:
Basic and Diluted	28,148,632	157,500,000	185,648,632

Emergent Capital, Inc.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2016

	2016	Pro Forma	2016
	(Audited)	Adjustments	Pro Forma
	(in thousands, except share and per share data)
Income
Change in fair value of life settlements	$864	$—	$864
Other income	251	—	251
Total income	1,115	—	1,115
Expenses
Interest expense (8)	29,439	1,251	30,690
Extinguishment of 8.5% Convertible Notes	—	10,004	10,004
Extinguishment of 15% Senior Secured Notes	—	2,203	2,203
Extinguishment of Red Falcon Revolving Credit Facility	554	—	554
Change in fair value of Revolving Credit Facilities	(1,898)	—	(1,898)
Personnel costs	6,070	—	6,070
Legal fees	6,427	—	6,427
Professional fees	7,081	—	7,081
Insurance	835	—	835
Other selling, general and administrative expenses	2,036	—	2,036
Total expenses	50,544	13,458	64,002
Income (loss) from continuing operations before income taxes	(49,429)	(13,458)	(62,887)
Benefit for income taxes	—	—	—
Net income (loss) from continuing operations	$(49,429)	$(13,458)	$(62,887)
Discontinued Operations:
Income(loss) from discontinued operations	(260)	—	(260)
Benefit for income taxes	—	—	—
Net income (loss) from discontinued operations	(260)	—	(260)
Net income (loss)	$(49,689)	$(13,458)	$(63,147)
Basic and diluted income (loss) per share:
Continuing operations	$(1.79)	$1.45	$(0.34)
Discontinued operations	$(0.01)	$0.01	$—
Net income (loss)	$(1.80)	$1.46	$(0.34)
Weighted average shares outstanding:
Basic and Diluted	27,660,711	157,987,921	185,648,632

Unaudited Pro Forma Adjustments:

1.
Cash and cash equivalents for pro forma was adjusted by $40.0 million to reflect cash from issuance of common stock of approximately $15.0 million, the rights offering of approximately $8.0 million, issuance of warrants of approximately $8.5 million and issuance of New Senior Secured Notes of approximately $10.0 million, these were offset by an interest penalty paid upon extinguishment of the Old Senior Secured Notes of approximately $1.5 million.

2.
The $1.2 million for Old Unsecured Notes is shown net of embedded conversion options in the Notes which was separately accounted for under ASC 815 as well as debt issuance costs as required by ASC 835-30. The amount represents the note holders remaining under the Old Notes.

3.
The $72.8 million shown is the face value of the New Unsecured Notes offered hereby. However, under ASC 470-20 and ASC 815, the bifurcation of an embedded derivative related to the conversion features of the New Unsecured Notes may be required and, accordingly, the carrying value of the New Unsecured Notes at issuance may be less than the face value of the New Unsecured Notes. Additionally, the amount excludes debt issuance costs as required by ASC 835-30.

4.	The $40.0 million shown is the face value of the New Senior Secured Notes offered hereby and does not give effect to debt issuance costs as required by ASC 835-30.

5.	The number of shares shown as issued and outstanding in the table above for the three months ended March 31, 2017 and the year ended December 31, 2016 excludes:

•	shares of our common stock issuable upon conversion of the New Unsecured Notes offered hereby;

•	an aggregate of 605,227 shares of our common stock issuable upon the exercise of options outstanding as of March 31, 2017, having a weighted-average exercise price of $8.66 per share;

•	an aggregate of 4,240,521 shares of our common stock issuable upon the exercise of warrants outstanding as of March 31, 2017, having a weighted-average exercise price of $14.51 per share;

•	an aggregate of 265,212 shares of our common stock issuable upon the vesting of restricted stock unvested as of March 31, 2017;

•
up to an aggregate of 2.0 million shares of common stock issuable upon the exercise of warrants to be issued pursuant to the class action litigation settlement with an exercise price of $10.75 and a term of five years.

•	shares of our common stock issuable upon conversion of the New Unsecured Notes offered hereby;

•	an aggregate of 763,594 shares of our common stock issuable upon the exercise of options outstanding as of December 31, 2016, having a weighted-average exercise price of $8.52 per share;

•	an aggregate of 4,240,521 shares of our common stock issuable upon the exercise of warrants outstanding as of December 31, 2016, having a weighted-average exercise price of $14.51 per share;

•	an aggregate of 265,212 shares of our common stock issuable upon the vesting of restricted stock unvested as of December 31, 2016;

•
up to an aggregate of 2.0 million shares of common stock issuable upon the exercise of warrants to be issued pursuant to the class action litigation settlement with an exercise price of $10.75 and a term of five years.

6.
The amount shown for Additional paid-in-capital and accumulated deficit does not include the impact of a possible bifurcation of embedded derivative of the New Unsecured Notes as required by ASC 470-20 and ASC 815.

7.
Accumulated deficit includes approximately $11.1 million associated with the early extinguishment of the Old Unsecured Notes and the Old Senior Secured Notes inclusive of the embedded derivative discount of $9.0 million, debt issuance costs of $613,000 and prepayment penalty of 5% on the Old Senior Secured Notes of $1.5 million, respectively, for the three months ended March 31, 2017.

For the year ended December 31, 2016, accumulated deficit includes approximately $12.2 million associated with the early extinguishment of the Old Unsecured Notes and the Old Senior Secured Notes inclusive of the embedded derivative discount of $10.0 million, debt issuance costs of $703,000 and prepayment penalty of 5% on the Old Senior Secured Notes of $1.5 million.

8.
For the year ended December 31, 2016, interest payable and interest expense was adjusted by approximately $2.2 million and $1.3 million, respectively, for interest Paid in Kind on the Old Unsecured Notes to recognize the face of the New Unsecured Notes.

ANNUAL MEETING OF SHAREHOLDERS OF

EMERGENT CAPITAL, INC.

[TBD]

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at – http://www.astproxyportal.com/ast/16911/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

- O James Chadwick — Class II director
- O Michael Crow — Class II director
- O Andrew Dakos — Class II director
- O Phil Goldstein — Class II director
- O Gerald Hellerman — Class II director
- O Antony Mitchell — Class II director
- O Gilbert Nathan — Class II director

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

FOR AGAINST

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2, Proposal 3, Proposal 4 and Proposal 5.**

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

EMERGENT CAPITAL, INC

Proxy for Annual Meeting of Shareholders on [TBD]

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Antony Mitchell and Christopher O'Reilly, and each or any of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Emergent Capital, Inc., to be held [TBD] at 5355 Town Center Road, Suite 700, Boca Raton, FL 33486, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

Emergent Capital, Inc.

[TBD]

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at - **{Insert web address where material will be hosted}**

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

O James Chadwick	Class II director
O Michael Crow	Class II director
O Andrew Dakos	Class II director
O Phil Goldstein	Class II director
O Gerald Hellerman	Class II director
O Antony Mitchell	Class II director
O Gilbert Nathan	Class II director

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

☐ ☐ ☐ ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2, Proposal 3, Proposal 4 and Proposal 5.**

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.